Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and among
NEXPLANAR CORPORATION,
CABOT MICROELECTRONICS CORPORATION,
MATRIX MERGER CO.
and
SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in
 its capacity as the Representative

September 27, 2015

Page
ARTICLE I

 THE MERGER
1.01	The Merger 1
1.02	Effect on Capital Stock 1
1.03	Effect on Options and Warrants; MIP 2
1.04	Exchange of Company Stock 3
1.05	Representative Amount 3
1.06	Organizational Documents 3
1.07	Directors and Officers 3
1.08	Closing Calculations 3
1.09	Final Closing Balance Sheet Calculation 4
1.10	Post-Closing Adjustment Payment 4
1.11	Escrow Accounts 5
1.12	Dissenting Shares 5
1.13	Withholding 5
1.14	Reference Statement 5
1.15	Parent's Obligations 5
ARTICLE II

 THE CLOSING
2.01	The Closing 6
2.02	The Closing Transactions 6
ARTICLE III

 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
3.01	Organization and Power 8
3.02	Subsidiaries 8
3.03	Authorization; No Breach; Valid and Binding Agreement 8
3.04	Capitalization 9
3.05	Financial Statements; No Undisclosed Liabilities 10
3.06	Title to Assets, etc. 10
3.07	Absence of Certain Developments 10
3.08	Real Property 11
3.09	Tax Matters 11
3.10	Contracts and Commitments 12
3.11	Intellectual Property 14
3.12	Litigation 15
3.13	Governmental Consents, etc 15
3.14	Employee Benefit Plans 15
3.15	Insurance 16
3.16	Compliance with Laws 16
3.17	Environmental Compliance and Conditions 17
3.18	Affiliated Transactions 17
3.19	Employees 17
3.20	Significant Customers and Suppliers 18
3.21	Inventory 18
3.22	Accounts Receivable 18
3.23	Brokerage 18
3.24	Vote Required 18
3.25	No Other Representations or Warranties 18
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
 PARENT AND MERGER SUB
4.01	Organization and Power 19
4.02	Authorization 19
4.03	No Violation 19
4.04	Governmental Consents, etc 19
4.05	Litigation 19
4.06	Brokerage 19
4.07	Purpose 19
4.08	Financial Ability 19
4.09	Parent Entity 19

(continued)

ARTICLE V

COVENANTS OF THE COMPANY
5.01	Conduct of the Business 20
5.02	Access to Books and Records 21
5.03	Efforts to Consummate 21
5.04	Exclusive Dealing 22
5.05	Debt Payoff and Releases 22
5.06	Written Consent 22
5.07	Notification 22
5.08	Section 280G Approval 22
5.09	Termination of Affiliate Agreements 22
5.10	Appraisal Notice 22
5.11	Maintenance of Insurance 22
5.12	Other Transaction Matters 22
ARTICLE VI

 COVENANTS OF PARENT
6.01	Notification 23
6.02	Efforts to Consummate 23
ARTICLE VII

 EMPLOYEE BENEFIT AND TAX MATTERS
7.01	Compensation and Employee Benefits 24
7.02	No Third Party Beneficiaries; No Amendments; No Guarantees of Employment 24
7.03	Tax Matters 24
ARTICLE VIII

 CONDITIONS TO CLOSING
8.01	Conditions to Parent's and Merger Sub's Obligations 26
8.02	Conditions to the Company's Obligations 26

ARTICLE IX

 SURVIVAL; INDEMNIFICATION
9.01	Survival of Representations, Warranties, Covenants, Agreements and Other Provisions 27
9.02	Indemnification 27
9.03	Claims 27
9.04	Limitations on Indemnification Obligations 28
9.05	Indemnification Escrow 29
9.06	Maximum Cumulative Liability of Securityholders; Exclusive Remedy 29

ARTICLE X

 TERMINATION
10.01	Termination 30
10.02	Effect of Termination 30
ARTICLE XI

 ADDITIONAL COVENANTS
11.01	Representative 31
11.02	Regulatory Filings 32
11.03	Disclosure Schedules 32

(continued)
ARTICLE XII

 DEFINITIONS
12.01	Definitions 33
12.02	Other Definitional Provisions 38
12.03	Cross-Reference of Other Definitions 38

ARTICLE XIII

 MISCELLANEOUS
13.01	Press Releases and Communications 40
13.02	Expenses 40
13.03	Notices 40
13.04	Assignment 41
13.05	Severability 41
13.06	References 41
13.07	Construction 41
13.08	Amendment and Waiver 41
13.09	Complete Agreement 41
13.10	Third Party Beneficiaries 41
13.11	Waiver of Trial by Jury 41
13.12	Delivery by Facsimile or Email 41
13.13	Counterparts 41
13.14	Governing Law 41
13.15	Jurisdiction 42
13.16	Remedies Cumulative 42
13.17	No Recourse 42
13.18	Specific Performance 42

INDEX OF EXHIBITS
Exhibit A                                       Form of Certificate of Merger
Exhibit B                                        Form of Letter of Transmittal
Exhibit C                                        Form of Certificate of Incorporation
Exhibit D                                        Form of Bylaws
Exhibit E                                         Form of Escrow Agreement
Exhibit F                                         Reference Statement

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 27, 2015, is made by and among NexPlanar Corporation, a Delaware corporation (the "Company"), Cabot Microelectronics Corporation, a Delaware corporation ("Parent"), Matrix Merger Co., a Delaware corporation and a direct or indirect wholly owned subsidiary of Parent ("Merger Sub"), and Shareholder Representative Services LLC solely in its capacity as the representative for the Company's Securityholders (the "Representative").  Parent, Merger Sub and the Company, and, solely in its capacity as and solely to the extent applicable, the Representative, shall each be referred to herein from time to time as a "Party" and collectively as the "Parties."  Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XII below.
WHEREAS, Parent desires to acquire one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company in a reverse subsidiary merger transaction on the terms and subject to the conditions set forth herein;
WHEREAS, the Boards of Directors of the Company, Parent and Merger Sub have each (i) determined that the Merger (as defined below) is fair, advisable and in the best interests of their respective companies and stockholders and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein;
WHEREAS, the Boards of Directors of the Company and Merger Sub are each recommending to their respective stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger; and
WHEREAS, the Company expects that within twenty-four (24) hours of the execution of this Agreement, certain of its stockholders will adopt and approve this Agreement by execution of a written consent.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
        ARTICLE I

THE MERGER
1.01            The Merger.
(a)
On the terms and subject to the conditions hereof, at the Effective Time, Merger Sub shall merge with and into the Company (the "Merger")  in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the "Surviving Company").

(b)
At the Closing, the Company and Merger Sub shall cause a certificate of merger substantially in the form of Exhibit A hereto (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and make all other filings required by the DGCL in connection with the Merger.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the "Effective Time").

(c)
From and after the Effective Time, the Surviving Company shall succeed to all the assets, rights, privileges, immunities, powers and franchises and be subject to all of the Liabilities, restrictions, disabilities and duties of the Company and Merger Sub, all as provided under the DGCL.

1.02            Effect on Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:
(a)
Conversion of Merger Sub Stock.  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company.  From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(b)
Conversion of Preferred Stock.  Each share of Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into a right to receive an amount in cash equal to the sum of:

(i)	the Preferred Per Share Amount;
(ii)
an amount equal to the Per Share Common Closing Cash Consideration times the number of shares of Common Stock into which such share of Preferred Stock would be converted pursuant to the Certificate of Incorporation; and

(iii)	such amounts, if any, due in respect of such share of Preferred Stock in accordance with Section 1.05, Section 1.10 and Section 9.05.

The aggregate consideration to which holders of Preferred Stock become entitled pursuant to this Section 1.02(b) is referred to herein as the "Preferred Stock Merger Consideration."
(c)
Conversion of Common Stock.  Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into the right to receive an amount in cash equal to the sum of:

(i)	the Per Share Common Closing Cash Consideration; and
(ii)	such amounts due, if any, in respect of such share of Common Stock pursuant to Section 1.05, Section 1.10 and Section 9.05.
The aggregate consideration to which holders of Common Stock become entitled pursuant to this Section 1.02(c) is referred to herein as the "Common Stock Merger Consideration."
1.03            Effect on Options and Warrants; MIP.
(a)	Cash-Out Options.
(i)
Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of the Company or of any Securityholder, each Option that is outstanding immediately prior to the Effective Time that is vested or that will become vested upon the occurrence of the Effective Time (each, a "Vested Option"), and each unvested Option that is outstanding immediately prior to the Effective Time that has not been designated by Parent as a Rollover Option in accordance with Section 1.03(b) (each Option covered by this Section 1.03(a) including all Vested Options, a "Cash-Out Option") shall automatically be canceled and extinguished, no longer be outstanding and cease to represent the right to acquire shares of Common Stock, and in consideration therefor, the holder thereof shall be entitled to receive an amount in cash, without interest, equal to the Option Consideration.

(ii)
The Closing Option Consideration payable to the holders of Cash-Out Options shall be paid at or as promptly as practicable following the Effective Time, and any remaining portion of the Option Consideration payable to the holders of Cash-Out Options after the Closing shall be paid to the Surviving Company for payment to holders of Cash-Out Options by the Surviving Company as promptly as practicable following each such time as any such remaining portion of the Option Consideration is received by the Surviving Company for payment to such holders.

(b)	Rollover Options.
(i)
At the Effective Time, each unvested Option that is outstanding immediately prior to the Effective Time, and has been designated by Parent in its sole discretion as a Rollover Option at least ten (10) Business Days prior to the Closing Date (collectively, the "Rollover Options") shall be converted into an unvested option (a "Parent Option"), on the same terms and conditions as were applicable under the Rollover Option (including with respect to vesting), to acquire a number of shares (rounded down to the nearest whole share) of common stock of Parent, par value $0.001 per share ("Parent Common Stock"), determined by multiplying the number of shares of Common Stock subject to such Rollover Option immediately prior to the Effective Time by the Exchange Ratio, at an exercise price (rounded up to the nearest whole cent) per share of Parent Common Stock equal to the exercise price per share of such Rollover Option divided by the Exchange Ratio.

(c)
Prior to the Closing Date, the Board of Directors of the Company (or the Compensation Committee of the Company, as applicable), shall take all actions as may be reasonably necessary or required in accordance with applicable Law, the Company Equity Plans or the award agreements applicable to such Options to effectuate all of the actions contemplated by this Section 1.03 and provide that the Company Equity Plans shall be terminated effective as of, and contingent upon, the Closing.

(d)
Each outstanding warrant to purchase Company Stock (the "Warrants") that is then outstanding and unexercised shall be cancelled immediately prior to the Effective Time, no longer be outstanding and cease to represent the right to acquire shares of Company Stock, and in consideration therefor, the holder thereof shall be entitled to receive an amount in cash, without interest, equal to the Warrant Consideration.  The Company shall, prior to the Effective Time, use its commercially reasonable efforts in order to effectuate the actions contemplated by this Section 1.03(d); provided that such actions shall expressly be conditioned upon the consummation of the Merger and each of the other transactions contemplated hereby and shall be of no force or effect if this Agreement is terminated.  The Closing Warrant Consideration shall be paid to holders of Warrants by the Payments Administrator.

(e)
MIP.  At the Effective Time, each MIP Participant shall become entitled to receive an amount equal to such participant's MIP Percentage times the MIP Consideration, in accordance with the terms and subject to the conditions set forth in the MIP at such times described in the following sentence. The MIP Closing Consideration shall be paid at or as promptly as practicable following the Effective Time (but in no event prior to the Effective Date, as defined in the MIP), and any remaining portion of the MIP Consideration payable to the MIP Participants shall be paid to the Surviving Company for payment to the MIP Participants by the Surviving Company as promptly as practicable following each such time as any such remaining portion of the MIP Consideration is received by the Surviving Company for payment to such participants.

1.04            Exchange of Company Stock.
(a)
Prior to the Closing Date, Acquiom Clearinghouse LLC or, if such firm is unable or unwilling to serve in such capacity, another financial institution reasonably acceptable to the Company and Parent shall be appointed to act as Payments Administrator for the Merger (the "Payments Administrator") pursuant to a Payments Administrator agreement (the "Payments Administrator Agreement"), providing for, among other things, the matters set forth in this Section 1.04.  The fees and expenses of the Payments Administrator shall be paid by Parent.

(b)
After the Closing, promptly following surrender to the Payments Administrator of a certificate representing share(s) of Company Stock (each, a "Certificate"), or if any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof (each, an "Affidavit"), together with a duly completed and executed letter of transmittal, substantially in the form of Exhibit B attached hereto (a "Letter of Transmittal"), the Payments Administrator will pay (or cause to be paid), in accordance with Section 2.02(b), to the holder of such Certificate or Affidavit the amount payable with respect to such share(s) of Company Stock as provided in Section 1.02, by wire transfer of immediately available funds to the account designated in the applicable Letter of Transmittal.  At the Effective Time, the share transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of Company Stock theretofore outstanding on the records of the Company.  From and after the Effective Time, the holders of the shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto except as otherwise provided in this Agreement or by Law.  On or after the Effective Time, any shares of Company Stock presented to the Surviving Company or Parent for any reason shall be promptly forwarded to the Payments Administrator and converted into the consideration payable in respect thereof pursuant to Section 1.02 without any interest thereon.  None of Parent, the Surviving Company nor their Affiliates shall be liable to any Securityholder for any amount paid to any public official pursuant to applicable abandoned property, escheat, or similar laws.   Any amount remaining in the Surviving Company's possession that is unclaimed by Securityholders three (3) years after the Closing Date (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of the Surviving Company free and clear of any claims or interest of any Person previously entitled thereto.

1.05            Representative Amount.  Concurrent with the Effective Time, Parent shall deduct from the Merger Consideration due to the Securityholders, an aggregate amount equal to One Hundred Thousand Dollars ($100,000), and such amount shall be delivered by Parent to the Representative, on behalf of the Securityholders, at the Closing by wire transfer of immediately available funds to the account(s) designated by the Representative, to satisfy potential future obligations of the Securityholders to the Representative, including expenses of the Representative arising from the defense or enforcement of claims pursuant to Sections 1.09 and 11.01 (in the aggregate, the "Representative Amount"). The Representative Amount shall be retained in whole or in part by the Representative for such time as the Representative shall determine in its sole discretion.  The Securityholders will not receive any interest or earnings on the Representative Amount and irrevocably transfer and assign to the Representative any ownership right that they may otherwise have had in any such interest or earnings. The Representative will not be liable for any loss of principal of the Representative Amount other than as a result of its gross negligence or willful misconduct. The Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. If the Representative shall determine in its sole discretion to return all or any portion of the Representative Amount to the Securityholders, it shall deliver such amount to the Payments Administrator for further distribution to each Securityholder of its pro rata portion thereof based on its Pro Rata Percentage; provided that to the extent a Securityholder is a holder of Cash-Out Options or MIP Participant, the Representative shall deposit with the Surviving Company any portion of such amount payable to such holder of Cash-Out Options or MIP Participant, and Parent shall cause the Surviving Company, as promptly as practicable following such deposit, to distribute to each such holder or participant the amount specified in instructions received from the Representative and, in such circumstances, the amount distributed to the other Securityholders shall be reduced accordingly.  For tax purposes, the Representative Fund will be treated as having been received and voluntarily set aside by the Securityholders at the time of Closing.
1.06            Organizational Documents.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of any of the foregoing, the certificate of incorporation of the Surviving Company shall be amended and restated in its entirety in the form attached hereto as Exhibit C until thereafter amended, in accordance with the provisions thereof and the DGCL.  At the Effective Time, the bylaws of the Surviving Company shall be amended and restated to be in the form attached hereto as Exhibit D, until thereafter amended, in accordance with the provisions thereof, the certificate of incorporation of the Surviving Company and the DGCL.
1.07            Directors and Officers.  From and after the Effective Time, until successors are duly elected, appointed or otherwise designated in accordance with applicable Law, the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Company, and the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Company, each such initial director and initial officer to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company as in effect from and after the Effective Time.
1.08            Closing Calculations.  Not less than five (5), but no more than seven (7), Business Days prior to the anticipated Closing Date, the Company shall deliver to Parent a draft statement setting forth (a) an estimated consolidated balance sheet of the Group Companies as of the Reference Time, (b) a good faith calculation of the Company's estimate of Funded Debt (the "Estimated Funded Debt"), Net Working Capital (the "Estimated Net Working Capital") and  Transaction Expenses ("Estimated Transaction Expenses"), (c) the Closing Cash Consideration, the Preferred Stockholder Aggregate Amount, the Common Closing Cash Consideration, the Per Share Common Closing Cash Consideration, the aggregate Closing Option Consideration, the MIP Closing Consideration, and the Rollover Option Amount and (d) a detailed funds flow showing the amount of the Closing Cash Consideration each Securityholder is to receive at the Closing.  Parent may submit any objections in writing to the Company until 5:00 p.m. New York time on the Business Day prior to the anticipated Closing Date and the Company will cooperate in good faith with Parent to revise the draft statement to reflect the mutual agreement of the Company and Parent with respect to the estimated amounts set forth in the preceding sentence (as so revised and agreed, the "Estimated Closing Statement").  After delivery of the Estimated Closing Statement, Parent and its accountants and other representatives shall be permitted full access at reasonable times to review the Company's and its Subsidiaries' books and records and any work papers (subject to Parent and its representatives entering into any undertakings required by the Company's accountants in connection therewith) related to the preparation of the Estimated Closing Statement.  Parent and its accountants and other representatives may make reasonable inquiries of the Company, its Subsidiaries and their respective accountants and employees regarding questions concerning or disagreements with the Estimated Closing Statement arising in the course of their review thereof, and the Company shall use its, and shall cause its Subsidiaries to use their, commercially reasonable efforts to cause any such accountants and employees to cooperate with and respond to such inquiries.  The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with this Agreement.

1.09            Final Closing Balance Sheet Calculation.  As promptly as possible, but in any event within ninety (90) days after the Closing Date, Parent shall deliver to the Representative (a) a consolidated balance sheet of the Group Companies as of the Reference Time (the "Closing Balance Sheet"), and (b) a statement showing the Funded Debt, Net Working Capital and Transaction Expenses (the "Closing Statement"). The Closing Balance Sheet shall be prepared and Funded Debt, Net Working Capital and Transaction Expenses shall be determined in accordance with this Agreement.  The Parties agree that the purpose of preparing the Closing Balance Sheet and determining Funded Debt, Net Working Capital and Transaction Expenses and the related purchase price adjustment contemplated by this Section 1.09 is to measure the amount of Funded Debt, changes in Net Working Capital and Transaction Expenses.  After delivery of the Closing Statement, the Representative and its accountants and other representatives shall be permitted full access at reasonable times to review the Surviving Company's and its Subsidiaries' books and records and any work papers (subject to the Representative and its representatives entering into any undertakings required by Parent's accountants in connection therewith) related to the preparation of the Closing Statement.  The Representative and its accountants and other representatives may make reasonable inquiries of Parent, the Surviving Company, its Subsidiaries and their respective accountants and employees regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and Parent shall use its, and shall cause the Surviving Company and its Subsidiaries to use their, commercially reasonable efforts to cause any such accountants and employees to cooperate with and respond to such inquiries.  If the Representative has any objections to the Closing Statement, the Representative shall deliver to Parent a written statement (an "Objections Statement") stating such objections and specifying in reasonable detail each item that the Representative disputes (each, a "Disputed Item") and the amount in dispute for each Disputed Item and the reasons supporting the Representative's positions. If an Objections Statement is not delivered to Parent within thirty (30) days following the date of delivery of the Closing Statement, the Closing Statement shall be final, binding and non-appealable by the Parties.  The Representative and Parent shall negotiate in good faith to resolve any Disputed Items, but if they do not reach a final resolution within fifteen (15) days after the delivery of the Objections Statement, the Representative and Parent shall submit such dispute to the Chicago office of Ernst & Young, or, if such firm is unable or unwilling to serve in such capacity, another nationally recognized independent accounting firm reasonably acceptable to Parent and the Representative (the "Dispute Resolution Arbiter").  Any further submissions to the Dispute Resolution Arbiter must be written and delivered to each party to the dispute.  The Dispute Resolution Arbiter shall consider only those items and amounts that are identified in the Objections Statement as Disputed Items.  The Dispute Resolution Arbiter's determination shall be based solely on the definitions of Funded Debt, Net Working Capital and Transaction Expenses contained herein and the provisions of this Agreement, including this Section 1.09 and Exhibit F.  The Representative and Parent shall use their commercially reasonable efforts to cause the Dispute Resolution Arbiter to resolve all disagreements as soon as practicable in amounts equal to or between the disputed amounts set forth in the Closing Statement and the Objections Statement.  Further, the Dispute Resolution Arbiter's determination shall be based solely on the presentations by Parent and the Representative that are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review).  The resolution of the dispute by the Dispute Resolution Arbiter shall be final and binding on and non‑appealable by the Parties hereto.  The costs and expenses of the Dispute Resolution Arbiter shall be allocated between Parent, on the one hand, and the Representative (solely on behalf of the Securityholders), on the other hand, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party.  For example, if the Representative claims Net Working Capital is One Thousand Dollars ($1,000) greater than the amount determined by Parent, and Parent contests only Five Hundred Dollars ($500) of the amount claimed by the Representative, and if the Dispute Resolution Arbiter ultimately resolves the dispute by awarding the Representative (for the benefit of the Securityholders) Three Hundred Dollars ($300) of the Five Hundred Dollars ($500) contested, then the costs and expenses of arbitration shall be allocated sixty percent (60%) (i.e., 300 ÷ 500) to Parent and forty percent (40%) (i.e., 200 ÷ 500) to the Representative (solely on behalf of the Securityholders).
1.10            Post-Closing Adjustment Payment.
(a)          If the Final Cash Consideration is greater than the Closing Cash Consideration, (i) Parent shall promptly (but in any event within five (5) Business Days following the final determination of the Final Cash Consideration) pay to the Payments Administrator an amount equal to such difference (the "Excess Amount"), by wire transfer of immediately available funds to the account designated by the Payments Administrator for the benefit of the Securityholders and the Payments Administrator shall distribute to each Securityholder its pro rata portion thereof based on its Pro Rata Percentage; provided that, with respect to any holder of a Cash-Out Option or MIP Participant, Parent shall pay to the Surviving Company (for distribution to such holder of the Cash-Out Options or MIP Participant) such holder's or participant's pro rata portion of the Excess Amount, by wire transfer of immediately available funds to an account designated in writing by the Surviving Company, in lieu of including such amount in its payment to the Payments Administrator pursuant to clause (i) above; and (ii) the Representative and Parent shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay to the Payments Administrator the funds in the Purchase Price Adjustment Escrow Account for the benefit of the Securityholders, and the Payments Administrator shall distribute to each Securityholder its pro rata portion thereof based on its Pro Rata Percentage.  In no event shall the amount paid by Parent pursuant to this Section 1.10(a) be greater than an amount equal to the sum of the Purchase Price Adjustment Escrow Amount and the amount, if any, remaining in the Indemnification Escrow Account as of the date of any payment pursuant to this Section 1.10.
(b)          If the Final Cash Consideration is less than the Closing Cash Consideration, Parent and the Representative (on behalf of the Securityholders) shall promptly (but in any event within five (5) Business Days) deliver a joint written instruction to the Escrow Agent to pay to Parent the absolute value of such difference (the "Shortfall Amount") by wire transfer of immediately available funds to one (1) or more accounts designated by Parent to the Representative.  The instructions to the Escrow Agent shall provide that the Shortfall Amount shall be paid (i) first, from the funds available in the Purchase Price Adjustment Escrow Account and (ii) second, if the Shortfall Amount exceeds the funds available in the Purchase Price Adjustment Escrow Account, from the funds available in the Indemnification Escrow Account.  In the event that the funds available in the Purchase Price Adjustment Escrow Account are in excess of the Shortfall Amount (such excess, the "Escrow Excess Amount"), the Representative and Parent shall simultaneously with the delivery of the instructions described in the first sentence of this Section 1.10(b), deliver joint written instructions to the Escrow Agent to pay to the Payments Administrator the Escrow Excess Amount for the benefit of the Securityholders, and the Payments Administrator shall distribute to each Securityholder its pro rata portion thereof based on its Pro Rata Percentage; provided that, with respect to any holder of a Cash-Out Option or MIP Participant, the Escrow Agent shall pay to the Surviving Company (for distribution to such holder of the Cash-Out Options or MIP Participant) such holder's or participant's pro rata portion of the Escrow Excess Amount, by wire transfer of immediately available funds to an account designated in writing by the Surviving Company, in lieu of including such amount in its payment to the Payments Administrator.  Absent fraud or willful misconduct, the Securityholders shall not have any liability for any amounts due pursuant to Section 1.09 or this Section 1.10 except to the extent of the funds available in the Purchase Price Adjustment Escrow Account and the Indemnification Escrow Account.
(c)          If the Final Cash Consideration is equal to the Closing Cash Consideration, the Representative and Parent shall promptly (but in any event within five (5) Business Days), deliver joint written instructions to the Escrow Agent to pay to the Payments Administrator the entire Purchase Price Adjustment Escrow Amount for the benefit of the Securityholders, and the Payments Administrator  shall distribute to each Securityholder its pro rata portion thereof based on its Pro Rata Percentage; provided that, with respect to any holder of a Cash-Out Option or MIP Participant, the Escrow Agent shall pay to the Surviving Company (for distribution to such holder of the Cash-Out Options or MIP Participant) such holder's or participant's pro rata portion of the Purchase Price Adjustment Escrow Amount, by wire transfer of immediately available funds to an account designated in writing by the Surviving Company, in lieu of including such amount in its payment to the Payments Administrator.

1.11	Escrow Accounts.
(a)
Concurrent with the Effective Time, Parent shall deduct from the Merger Consideration due to the Securityholders and deposit Two Million One Hundred Thirty Thousand Dollars ($2,130,000) (such amount, the "Purchase Price Adjustment Escrow Amount") in immediately available funds into an escrow account (which may be a sub-account, the "Purchase Price Adjustment Escrow Account") to be established and maintained by the Escrow Agent pursuant to the terms and conditions of an escrow agreement substantially in the form of Exhibit E attached hereto, with such changes as may be required by the Escrow Agent and reasonably acceptable to Parent and the Representative, to be entered into on the Closing Date by Parent, the Representative and the Escrow Agent (the "Escrow Agreement").  Absent fraud or willful misconduct, the amounts contained in the Purchase Price Adjustment Escrow Account shall serve as a security for, and, together with the Indemnification Escrow Account, the sole and exclusive source of payment of, Parent's rights pursuant to Section 1.10, if any.

(b)
Concurrent with the Effective Time, Parent shall further deduct from the Merger Consideration due to the Securityholders and deposit Fourteen Million Two Hundred Thousand Dollars ($14,200,000) (such amount, the "Indemnification Escrow Amount") in immediately available funds into a second escrow account (which may be a sub-account, the "Indemnification Escrow Account") to be established and maintained by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement.  Absent fraud or willful misconduct, the amounts contained in the Indemnification Escrow Account shall serve as a security for, and, (i) together with the Purchase Price Adjustment Escrow Account, the sole and exclusive source of payment of, Parent's rights pursuant to Section 1.10, if any, and (ii) the sole and exclusive source of payment of Parent's rights pursuant to Section 7.03 or Article IX, if any.

(c)	All fees, costs and expenses of the Escrow Agent pursuant to the Escrow Agreement shall be paid by Parent.
1.12            Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary and to the extent available under Section 262 of the DGCL, any share of Company Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a Common Stockholder or Preferred Stockholder who did not consent to or vote (by a valid and enforceable proxy or otherwise) in favor of the approval of this Agreement, which Common Stockholder or Preferred Stockholder complies with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters' rights (such share being a "Dissenting Share," and such Common Stockholder or Preferred Stockholder being a "Dissenting Stockholder"), shall not be converted into the right to receive the consideration to which the holder of such share would be entitled pursuant to Section 1.02 but rather shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Share pursuant to Section 262 of the DGCL. If any Dissenting Stockholder fails to perfect such stockholder's dissenters' rights under the DGCL or effectively withdraws or otherwise loses such rights with respect to any Dissenting Shares, such Dissenting Shares shall thereupon automatically be converted into the right to receive, without any interest thereon, the consideration referred to in Section 1.02, pursuant to the exchange procedures set forth in Section 1.04(b). Notwithstanding anything to the contrary contained in this Agreement, if the Merger is rescinded or abandoned, then the right of a stockholder to be paid the fair value of such holder's Dissenting Shares pursuant to Section 262 of the DGCL shall cease. The Company shall give Parent (a) prompt notice of any demand for payment of the fair value of any shares of Company Stock or any attempted withdrawal of any such demand for payment and any other instrument served pursuant to the DGCL and received by the Company relating to any stockholder's dissenters' rights and (b) the opportunity to participate in all negotiations and proceedings with respect to any such demands for payment under the DGCL. The Company shall not voluntarily make any payment with respect to any demand for appraisal with respect to any Dissenting Shares without the prior written consent of Parent.
1.13            Withholding.  Notwithstanding any provision contained herein to the contrary, each of the Payments Administrator, the Escrow Agent, the Surviving Company, the Representative and Parent shall be entitled to deduct and withhold from the amounts otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax Law.  If the Payments Administrator, Escrow Agent, the Surviving Company, the Representative or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.
1.14            Reference Statement.  Exhibit F sets forth an illustrative statement prepared in good faith by the Company in cooperation with Parent setting forth the various line items used (or to be used) in, and illustrating as of the date set forth therein, the calculation of Funded Debt, Net Working Capital and Transaction Expenses prepared and calculated in accordance with this Agreement.
1.15            Parent's Obligations.  So long as Parent shall have deposited with the Payments Administrator, the Representative, the Escrow Agent, the Company and the Surviving Company, as applicable, the amounts set forth in Sections 2.02(b) - (g) and Section 1.10 (if any such payment is due), the Parties understand and agree that neither Parent, Merger Sub nor the Surviving Company shall have any liability to any Person for any errors or omissions in the allocation or disbursement of such portion of the Merger Consideration by the Company (prior to the Effective Time), the Surviving Company (to the extent such allocation or disbursement is made in accordance with directions from the Representative), the Payments Administrator, the Escrow Agent or the Representative.

ARTICLE II

THE CLOSING
2.01            The Closing.  The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Wachtell, Lipton, Rosen & Katz located at 51 West 52nd Street, New York, New York 10019 at 8:00 a.m. local time on the third (3rd) Business Day following satisfaction or due waiver of all of the closing conditions set forth in Article VIII hereof (other than those to be satisfied at the Closing itself, but subject to the satisfaction or waiver of such conditions) or on such other date and/or time as is mutually agreed to in writing by Parent and the Company; provided, however, the Closing shall not occur on a date prior to October 2, 2015.  The date and time of the Closing are referred to herein as the "Closing Date."
2.02            The Closing Transactions.  Subject to the terms and conditions set forth in this Agreement, the Parties shall consummate the following transactions at or prior to the Closing:
(a)	the Company and Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware;
(b)
Parent shall deliver to the Payments Administrator, by wire transfer of immediately available funds, an amount equal to the Closing Cash Consideration minus the aggregate Closing Option Consideration minus the MIP Closing Consideration, which aggregate amount shall be paid out by the Payments Administrator to holders of Company Stock in accordance with Section 1.04 and to holders of Warrants in accordance with Section 1.03(d);

(c)
in accordance with Section 1.03, Parent shall deliver the aggregate Closing Option Consideration and the MIP Closing Consideration set forth in the Estimated Closing Statement to the Company, for the benefit of the holders of Cash-Out Options and the MIP Participants, respectively, by wire transfer of immediately available funds to the account designated in writing by the Company;

(d)
in accordance with Section 1.05, Parent shall deliver to the Representative the Representative Amount, by wire transfer of immediately available funds to the account(s) designated in writing by the Representative;

(e)	Parent shall deposit the Purchase Price Adjustment Escrow Amount into the Purchase Price Adjustment Escrow Account;
(f)	Parent shall deposit the Indemnification Escrow Amount into the Indemnification Escrow Account;
(g)	Parent shall deliver to the Company:
(i)	the Escrow Agreement and the Payments Administrator Agreement, each duly executed by Parent;
(ii)
a certificate of an authorized officer of Parent and Merger Sub in his or her capacity as such, dated as of the Closing Date, stating that the preconditions specified in Sections 8.02(a) and 8.02(b) have been satisfied;

(iii)	certified copies of resolutions of the requisite holders of the voting shares of Merger Sub approving the consummation of the transactions contemplated by this Agreement; and
(iv)
certified copies of the resolutions duly adopted by Parent's Board of Directors (or its equivalent governing body) and Merger Sub's Board of Directors authorizing the execution, delivery and performance of this Agreement.

(h)	Representative shall deliver to Parent:
(i)	the Escrow Agreement and the Payments Administrator Agreement, each duly executed by Representative.
(i)	The Company shall deliver to Parent:
(i)	the Escrow Agreement and the Payments Administrator Agreement, each duly executed by the Company;
(ii)
a certificate of an authorized officer of the Company in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Sections 8.01(a) and 8.01(b) have been satisfied;

(iii)
certified copies of resolutions, in form reasonably acceptable to Parent, of the requisite stockholders of the Company for the Stockholder Approval approving the consummation of the transactions contemplated by this Agreement (the "Written Consent");

(iv)
a duly executed certificate from the Company, dated as of the Closing Date, to the effect that the Company is not, and has not been, during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a "United States real property holding corporation" within the meaning of Section 897(c) of the Code, which certificate shall be in compliance with the requirements set forth in Treasury Regulations Section 1.1445-2(c)(3)(i), along with the notifications required under Treasury Regulations Section 1.897-2(h)(2);

(v)
certified copies of resolutions duly adopted by the Company's Board of Directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby; and

(vi)
the Certificate of Incorporation of the Company certified by the Secretary of State of the State of Delaware and a certificate of good standing for the Company from the Secretary of State of the State of Delaware; and

(j)
Parent shall pay, or cause to be paid, on behalf of the Company, the Transaction Expenses by wire transfer of immediately available funds as such amounts are set forth in the pay-off, termination and discharge letters delivered to Parent not less than five (5) Business Days prior to the Closing Date, in form and substance reasonably satisfactory to Parent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Parent as follows, except as set forth in the Disclosure Schedules:
3.01            Organization and Power.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  The Company has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and assets as they are now being owned, leased and operated and to carry on its businesses as now conducted.  The Company is qualified to do business as a foreign corporation and is in good standing (where such concept is recognized) in every jurisdiction in which it is required to qualify, which jurisdictions are set forth on Schedule 3.01, except where the failure to be so qualified or in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  The Company has delivered to Parent complete copies of the Organizational Documents as currently in effect, and the Company is not in violation of any provision of such Organizational Documents.
3.02            Subsidiaries.  Schedule 3.02 accurately sets forth each Subsidiary of the Company, its name, place of incorporation or formation, and if not wholly owned directly or indirectly by the Company, the record ownership as of the date of this Agreement of all capital stock or other equity interests issued thereby.  Each Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization.  Each Subsidiary has all requisite corporate, or other legal entity, as the case may be, power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and assets as they are now being owned, leased and operated and to carry on its businesses as now conducted.  Each Subsidiary is qualified to do business as a foreign corporation and is in good standing (where such concept is recognized) in every jurisdiction in which it is required to qualify, except in each such case where the failure to hold such authorizations, licenses and permits or to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  The Company has delivered to Parent complete copies of the organizational documents of each of the Company's Subsidiaries as currently in effect, and none of the Subsidiaries is in violation of any provision of such organizational documents.
3.03            Authorization; No Breach; Valid and Binding Agreement.
(a)
The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and, subject to obtaining the Stockholder Approval, no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.

(b)
Prior to the date of this Agreement, the Company and its board of directors have taken all action necessary to exempt (x) the execution of this Agreement, (y) the Merger and (z) any of the other transactions contemplated by this Agreement, under or make not subject to (i) the provisions of Section 203 of the DGCL, (ii) any other Takeover Law or (iii) any provision of the Organizational Documents and the organizational documents of the Company's Subsidiaries that would require any corporate approval other than that otherwise required by the DGCL or other applicable state Law.  The Company does not have in effect any "poison pill" or stockholder rights plan.

(c)
Except for (w) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (x) the Stockholder Approval, (y) compliance with and filings under the HSR Act and (z) as set forth on Schedule 3.03, the execution, delivery, performance and compliance with the terms and conditions of this Agreement by the Company and the consummation of the transactions contemplated hereby and thereby by the Company do not and shall not (i) violate, conflict with, result in any breach of, or constitute a default under any of the provisions of the Organizational Documents or the certificates of incorporation or bylaws (or equivalent organizational documents) of any Subsidiary of the Company, (ii) require any consent of or other action by any Person or by the Company or any of its Subsidiaries under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or the loss of any material benefit under any provision of any Contract or any material Permit affecting the assets or business of the Company and its Subsidiaries, (iii) violate any Law or Order to which any of the Group Companies is subject or by which any of their respective properties or assets are bound or affected, (iv) result in the creation or imposition of any Lien other than Permitted Liens on any properties or assets of the Company or any of its Subsidiaries, except where the failure of any of the representations and warranties contained in clauses (ii) or (iv) above to be true would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(d)
Assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

(e)
The Written Consent, when delivered, will be sufficient to satisfy the Stockholder Approval, the Preferred Stock shall cease to be outstanding as of the Effective Time and the Warrants shall be cancelled and cease to represent the right to acquire Company Stock as of the Effective Time.

3.04            Capitalization.
(a)
The authorized capital stock of the Company consists of One Hundred Million (100,000,000) shares of common stock, par value $0.0001 per share ("Common Stock") and Seventy-One Million Four Hundred Thirty-Four Thousand Three Hundred Ninety-Four (71,434,394) shares of preferred stock, par value $0.0001 per share ("Preferred Stock"), of which: (i) One Million Five Hundred Fifteen Thousand Seven Hundred Forty-One (1,515,741) of the authorized shares of Preferred Stock are designated "Series A-X Preferred Stock" (the "Series A-X Preferred"), (ii) Four Million Fourteen Thousand Nine Hundred Eight (4,014,908) of the authorized shares of Preferred Stock are designated "Series B-X Preferred Stock" (the "Series B-X Preferred Stock"), (iii) Twenty Million Nine Hundred Five Thousand Three Hundred Twenty Nine (20,905,329) of the authorized shares of Preferred Stock are designated "Series C-X Preferred Stock" (the "Series C-X Preferred Stock"), (iv) Eight Million Eight Hundred Twenty-Six Thousand Two Hundred Sixty-Eight (8,826,268) of the authorized shares of Preferred Stock are designated "Series D-1X Preferred Stock" (the "Series D-1X Preferred Stock"), (v) Four Million Three Hundred Sixteen Thousand One Hundred Sixty-Eight (4,316,168) of the authorized shares of Preferred Stock are designated "Series D-X Preferred Stock" (the "Series D-X Preferred Stock"), (vi) Eight Million Eight Hundred Fifty-Five Thousand Nine Hundred Eighty (8,855,980) of the authorized shares of Preferred Stock are designated "Series E Preferred Stock" (the "Series E Preferred Stock"), and (vii) Twenty-Three Million (23,000,000) of the authorized shares of Preferred Stock are designated "Series F Preferred Stock" (the "Series F Preferred").  On the date hereof, the issued and outstanding shares of capital stock of the Company consists of (A) One Million Eight Hundred Fifty-Nine Thousand Nine Hundred Sixteen (1,859,916) shares of Common Stock, and (B) Sixty-Five Million Two Hundred Sixty-Two Thousand Four Hundred Fifty-Nine (65,262,459) shares of Preferred Stock, of which One Million Five Hundred Fifteen Thousand Seven Hundred Forty-One (1,515,741) are shares of Series A-X Preferred, Four Million Fourteen Thousand Nine Hundred Eight (4,014,908) are shares of Series B-X Preferred, Seventeen Million Nine Hundred Fifteen Thousand Eight Hundred Sixty-Seven (17,915,867) are shares of Series C-X Preferred, Eight Million Eight Hundred Twenty-Six Thousand Two Hundred Sixty-Eight (8,826,268) are shares of Series D-1X Preferred, Four Million Two Hundred Thousand Three Hundred Four (4,200,304) are shares of Series D-X Preferred, Eight Million Six Hundred Thirty-Nine Thousand Nine Hundred Eighty (8,639,980) are shares of Series E Preferred and Twenty Million One Hundred Forty-Nine Thousand Three Hundred Ninety-One (20,149,391) are shares of Series F Preferred, (C) Fifteen Million Five Hundred Seventy Thousand Nine Hundred Ninety-Two (15,570,992) shares of Common Stock are subject to outstanding Options, (D) Two Million Five Hundred One Thousand Nine Hundred Fifty-Six (2,501,956) shares of Common Stock are subject to outstanding Warrants, (E) Seven Hundred Thirty-Six Thousand Five Hundred Forty-Two (736,542) shares of Series C-X Preferred Stock are subject to outstanding Warrants, (F) One Hundred Fifteen Thousand Eight Hundred Sixty-Four (115,864) shares of Series D-X Preferred Stock are subject to outstanding Warrants and (G) Two Hundred Sixteen Thousand (216,000) shares of Series E Preferred Stock are subject to outstanding Warrants.  All the outstanding shares of capital stock of the Company have been and are duly authorized, validly issued and are fully paid and non-assessable, and were issued in accordance with the registration or qualification requirements of the U.S. Securities Act of 1933, as amended (the "Securities Act"), and any relevant state securities Laws or pursuant to valid exemptions therefrom.  Except for the exercise or conversion rights that attach to the Options and Warrants and to the Preferred Stock, on the date hereof there are no shares of Common Stock or any other equity security of the Company issuable upon conversion or exchange of any issued and outstanding security of the Company nor are there any rights, warrants, options outstanding or other agreements to acquire shares of Common Stock or any other equity security of the Company nor is the Company contractually obligated to purchase, redeem or otherwise acquire any of its outstanding shares or securities.  Except as set forth on Schedule 3.04(a), no Securityholder is entitled to, nor were any securities issued in violation of, any preemptive rights of any stockholder or any purchase option, call option, right of first refusal, subscription right or any similar right under any provision of the DGCL, the Organizational Documents or any agreement to which the Company is or was party or otherwise bound.  No Subsidiary of the Company owns any capital stock of the Company.

(b)
Schedule 3.04(b) contains a complete and correct list of (1) each holder of Common Stock or Preferred Stock, including the address of and the number of shares of the Common Stock and/or Preferred Stock held by such holder, (2) each holder of Options outstanding as of the date hereof, specifying, on a holder-by-holder basis (i) the name of each holder, (ii) the number of shares subject to each such award, (iii) the grant date of each such award, (iv) the vesting schedule of each such award, (v) the exercise price for each such award, (vi) the expiration date of each such Option, (vii) whether any Option is intended to qualify as an "incentive stock option" under Section 422 of the Code, (viii) the plan under which each such award was granted, and (ix) whether the holder of each such award is a Company employee, a former Company employee, a member of the board of directors of the Company or other service provider and (3) each holder of Warrants or other rights to purchase capital stock outstanding on the date hereof, specifying, on a holder-by-holder basis (i) the name of each holder, (ii) the number of shares subject to such Warrant or right and (iii) the Contract governing such Warrant.  All Options outstanding as of the date hereof have been duly authorized and validly granted, and were granted in compliance with all relevant securities Laws and in accordance with the terms of the Company Equity Plans.

(c)
Except as set forth in Schedule 3.04(c), there are no (i) voting trusts, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of or other voting or equity interests in the Company or any of its Subsidiaries, (ii) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of or other voting or equity interests in the Company or any of its Subsidiaries, or (iii) outstanding or authorized appreciation rights, rights of first offer, performance shares, "phantom" stock rights or other agreements or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, or stock price performance or other attribute of the Company or any of its Subsidiaries or any of their businesses or assets or calculated in accordance therewith.  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(d)
All of the outstanding shares of capital stock of and other voting or equity interests in each Subsidiary have been and are duly authorized and validly issued, fully paid and nonassessable and are owned beneficially and of record by the Company or one of its Subsidiaries as set forth on Schedule 3.02, free and clear of any Liens.  Such shares have been and are issued in compliance with all applicable state and federal Laws concerning the issuance of securities. No shares of capital stock of any Subsidiary are subject to or were issued in violation of the preemptive rights of any stockholder or any purchase option, call option, right of first refusal, subscription right or any similar right under any provision of applicable Law, the organizational documents of any applicable Subsidiary or any agreement to which the Company or any Subsidiary is a party or otherwise bound.  Except as set forth as set forth on Schedule 3.04(d), there are no outstanding (i) shares of capital stock of or other voting or equity interests in any Subsidiary, (ii) securities of the Company or any of its Subsidiaries convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in any Subsidiary or (iii) options or other rights or agreements, commitments or understandings of any kind to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of capital stock of or other voting or equity interests in any Subsidiary or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in any Subsidiary.  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities of any Subsidiary.  There are no restrictions of any kind which prevent the payment of dividends or distributions by any Subsidiary.

(e)
Except as set forth on Schedule 3.04(e), the Company and its Subsidiaries have no outstanding Indebtedness, and there are no outstanding guarantees by the Company or any of its Subsidiaries of Indebtedness of any other Person.  Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other debt securities, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(f)
Neither the Company nor any of its Subsidiaries owns any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interests in) any third party Person (collectively, "Third Party Interests").  Neither the Company nor any of its Subsidiaries have any rights to, or are bound by any commitment or obligation to, acquire by any means, directly or indirectly, any Third Party Interests or to make any investment in, or equity contribution or similar advance to, any Person.

3.05            Financial Statements; No Undisclosed Liabilities.
(a)
The Company's audited consolidated balance sheet as of December 31, 2014 and the related consolidated statement of income, stockholders' equity and cash flows for the fiscal year then ended and the Company's audited balance sheet and statements of income, stockholders' equity and cash flows for the fiscal years ended December 31, 2013 and December 31, 2012 and the Company's unaudited consolidated balance sheet as of June 30, 2015 (the "Latest Balance Sheet") and the related consolidated statement of income, stockholders' equity and cash flows for the six (6) months then ended (the foregoing audited and unaudited financial statements, collectively, the "Financial Statements") (i) have been prepared in all material respects in accordance with GAAP, (ii) have been prepared from and are in accordance with the books and records of the Company and its Subsidiaries and (iii) present fairly in all material respects the consolidated financial condition and results of operations of the Group Companies (taken as a whole) as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from normal year-end adjustments that are not, in the aggregate, material to the unaudited financial statements. The Company has provided Parent with true, complete and correct copies of the Financial Statements in Schedule 3.05(a).

(b)
There are no Liabilities of or relating to the Company or any of its Subsidiaries required to be disclosed under GAAP, except (i) Liabilities disclosed in Schedule 3.05(b), (ii) Liabilities reflected or reserved against in the Latest Balance Sheet, (iii) Liabilities incurred since the date of the Latest Balance Sheet in the ordinary course of business consistent with the type reflected or reserved for in the Financial Statements and past practice (excluding any incurrence of Indebtedness and any Liabilities which arose out of any charge, complaint, proceeding or demand or that relate to any breach of contract, tort or infringement) and (iv) Liabilities that would not, individually or in the aggregate, have a Material Adverse Effect.

(c)
The books of account, minute books and other records of the Company and each Subsidiary are complete and correct in all material respects and have been maintained in accordance with sound business practices.  The minute books and similar records of each of the Company and its Subsidiaries contain accurate records, in all material respects, of actions taken at any meeting (or written consents executed in lieu thereof) of the board of directors (or equivalent governing body) or any committee thereof and at any meeting (or written consents executed in lieu thereof) of the stockholders or members, as applicable, of the Company and each Subsidiary.  The accounts, books and records of the Company and each Subsidiary are maintained in a manner consistent with past practice and have recorded therein the results of operations and the assets and Liabilities of the Company and each Subsidiary, required to be reflected under GAAP.  The Company and its Subsidiaries have devised and maintained systems of internal accounting controls with respect to their businesses sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with the general and specific authorization of the management of the Company, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for items and (iii) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

3.06            Title to Assets, etc.  Except as disclosed in Schedule 3.06, each of the Company and its Subsidiaries has valid title to, or a valid leasehold interest in or valid license to, each of its assets and properties reflected in the Financial Statements or that are used or held for use in connection with its business (the "Assets"), except for inventory sold following the date of the Financial Statements in the ordinary course of business consistent with past practice, in each case, free and clear of any Lien, except for Permitted Liens.  Any Permitted Liens on the Assets, individually or in the aggregate, do not materially interfere with the current use of any such Asset by the Company or any of its Subsidiaries.  The Assets constitute all of the material properties and assets of the Company and its Subsidiaries used or held for use for the conduct of the business of the Company and its Subsidiaries.  The Assets are sufficient in all material respects for the conduct of the respective businesses, activities and operations of the Company and its Subsidiaries as currently conducted; provided, however,  that no representations or warranties are being made pursuant to this Section 3.06 with respect to the infringement, misappropriation, or violation by the Company of the Intellectual Property of any other Person, which matters are addressed in Section 3.11.
3.07            Absence of Certain Developments.
(a)	Except as disclosed in Schedule 3.07 or as reflected in the Financial Statements, during the period from December 31, 2014, to the date of this Agreement:
(i)	the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice and in material compliance with applicable Law; and
(ii)
there has not been any fact, circumstance, development, event, condition, occurrence or change that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)
Except as disclosed in Schedule 3.07 or as reflected in the Financial Statements, during the period from June 30, 2015, to the date of this Agreement: none of the Group Companies has made a commitment, taken, authorized or agreed to take, any action or event, that, if taken, authorized or agreed, in each case, after the date hereof, would constitute a breach of Section 5.01.

3.08            Real Property.
(a)
Schedule 3.08(a) contains a true and complete list of all material leases, licenses, subleases and occupancy agreements, together with any amendments thereto (the "Real Property Leases"), with respect to all real property leased, licensed, subleased or otherwise used or occupied by the Group Companies as of the date hereof (the "Leased Real Property"). The Real Property Leases are in full force and effect, and a Group Company holds a valid and existing leasehold interest under each such Real Property Lease, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor's rights Laws, and subject to Permitted Liens.  The Company has delivered or made available to Parent complete and accurate copies of each of the Real Property Leases, and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Parent.  No Group Company is in default in any material respect under any of the Real Property Leases.  There does not exist any actual or, to the knowledge of the Company, threatened or contemplated condemnation or eminent domain proceedings that affect any Leased Real Property or any part thereof, and neither the Company nor any Subsidiary has received any notice, oral or written, of the intention of any Governmental Entity or other Person to take or use all or any part thereof.

(b)	No Group Company owns any real property.
3.09            Tax Matters.  Except as set forth on Schedule 3.09:
(a)
Each of the Group Companies has filed (or has had filed) all material Tax Returns that it was required to file (or to have filed), taking into account any extensions of time to file validly obtained, and all such Tax Returns are true, complete and correct in all material respects.  All Taxes of each Group Company shown as owing by any Group Company on such Tax Returns have been fully paid, and all other material Taxes otherwise due from a Group Company have been paid or properly accrued in accordance with GAAP in the Latest Balance Sheet.

(b)
The Latest Balance Sheet reflects adequate accruals and reserves in accordance with GAAP for all material Taxes payable by the Group Companies for all taxable periods (and portions thereof) through the date of the Latest Balance Sheet.

(c)
All material deficiencies for Taxes asserted or assessed in writing against any Group Company have been fully and timely paid, settled or properly accrued in accordance with GAAP in the Latest Balance Sheet.

(d)	No Group Company is the subject of a Tax audit, examination or other proceeding with respect to material Taxes, and no such audit, examination or other proceeding has been threatened in writing.
(e)
There are no outstanding agreements or consents extending or waiving (or having the effect of extending or waiving) the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes due from any Group Company for any taxable period and no request for any such waiver or extension is currently pending.

(f)
No Group Company (i) is a party to, bound by, or obligated under any Tax sharing, allocation or similar agreement (other than agreements with customary terms entered into in the ordinary course of business of the Group Companies the principal purpose of which does not relate to Tax), (ii) is or was a member of any affiliated, consolidated, combined, unitary or other group for Tax purposes (other than any such group the common parent of which is the Company), (iii) has any material liability for Taxes of any Person (other than a Group Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), as transferee or successor, by contract (other than contracts with customary terms entered into in the ordinary course of business of the Group Companies the principal purpose of which does not relate to Tax) or otherwise, or (iv) is subject to any "closing agreement" within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law), private letter ruling, or other written agreement with a Governmental Entity regarding Taxes or Tax matters.

(g)	No Group Company has participated in a "listed transaction," as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).
(h)
All material Taxes which each Group Company is obligated to withhold from amounts owing to any employee, creditor, stockholder or other third party have been duly and timely withheld and paid over to the relevant Governmental Entity (and, if not so paid over, have been properly accrued in accordance with GAAP in the Latest Balance Sheet).

(i)
During the past seven years, no written claim has been made by any Tax authority in a jurisdiction where any Group Company has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.

(j)
No Group Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(k)
No Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) that begins after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date, (ii) installment sale or open transaction disposition, intercompany transaction or intercompany account made or existing on or before the Closing Date, (iii) prepaid amount received on or prior to the Closing Date,  (iv) "closing agreement" within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or before the Closing Date, or (v) election pursuant to Section 108(i) of the Code made on or before the Closing Date.

(l)	There are no Liens for material Taxes upon the assets or properties of any Group Company, other than Permitted Liens.

(m)
As of December 31, 2014, the Company's net operating loss carryforward for U.S. federal income tax purposes was not less than $45,000,000.  The capitalization and financing information provided to Parent as set forth in Schedule 3.09(m) is true, correct and complete as of the date indicated therein.  Other than the foregoing, the Company makes no representation regarding the availability of any tax attributes, or  the application of Sections 382, 383 or any similar provision to the Company's net operating loss carryforward.

3.10            Contracts and Commitments.
(a)
Except as set forth on Schedule 3.10(a) and except for agreements entered into by any Group Company after the date hereof in accordance with Section 5.01, no Group Company is party or bound to any Contract, in effect as of the date hereof, of the following types (whether or not actually listed in Schedule 3.10(a), collectively, the "Material Contracts"):

(i)	any collective bargaining agreement with respect to its employees;
(ii)
any employment agreements or letters (except such agreements or letters that can be terminated at-will and without any severance obligations), change of control agreements, severance agreement or retention agreement with any current or former officer, employee, consultant or director, or other Affiliate Agreement that may or will require current or future payments thereunder;

(iii)
agreement or indenture relating to any Indebtedness (including Indebtedness of the Group Companies or in respect of which any Group Company is an obligee) or any letters of credit or similar instruments issued for the account of any Group Company or to mortgaging, pledging or otherwise placing a Lien on any portion of the assets of the Group Companies other than a Permitted Lien;

(iv)	guaranty of any obligations of another Person;
(v)
lease or Contract under which it is lessee of, or holds or operates any tangible personal property or real property owned by any other party with base rent payments in excess of One Hundred Thousand Dollars ($100,000) per year;

(vi)	lease or Contract under which it is lessor of, or permits any third party to hold or operate any tangible personal property or real property;
(vii)
Contract or group of related Contracts with the same party for the purchase of products or services (i) that provide for annual payments by a Group Company in excess of One Hundred Thousand Dollars ($100,000) or (ii) that provides for minimum purchase requirements in excess of such amount per annum;

(viii)	Contract or group of related Contracts with a customer that provides annual net revenues to the Group Companies in excess of One Hundred Thousand Dollars ($100,000);
(ix)
any Contract or group of related Contracts, including any option agreement, providing for the acquisition or disposition, directly or indirectly, of any business, capital stock or assets or any property (whether by merger, sale of stock, sale of assets or otherwise), other than inventory in the ordinary course of business consistent with past practice;

(x)	any Contract relating to any interest rate, foreign exchange, derivatives or hedging transaction;
(xi)
any Contract governing the sale, disposition or licensing of any Owned Intellectual Property by or to the Company or any of its Subsidiaries, other than pursuant to any Company IP Agreement or invention, shop right, work for hire or other similar agreements entered into in the ordinary course of business with the Company's employees or consultants;

(xii)
any Contract governing the provision of any information technology‑related services, by or to the Company, in each case to the extent material to its business, other than licenses for the use of commercially available software;

(xiii)
any Contract that (A) restricts the Company or an Affiliate from engaging in any line of business, developing, marketing or distributing products or services or obligates the Company or an Affiliate not to compete with another Person or in any geographic area or during any period of time or that would otherwise limit the freedom of Parent or its Affiliates (including the Surviving Company) from engaging in any line of business after the Effective Time, (B) contains exclusivity obligations or restrictions binding on the Company or any of its Affiliates or that would be binding on Parent or any of its Affiliates (including the Surviving Company) after the Effective Time or (C) prohibits the Company or any of its Subsidiaries from hiring or soliciting for hire any group of employees or customers;

(xiv)
any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its Subsidiaries or prohibits the issuance of guarantees by the Company or any of its Subsidiaries, in each case that will not be terminated at or prior to the Effective Time;

(xv)
any Contract that contains any indemnification rights or obligations, or credit support relating to such indemnification rights or obligations, other than any of such indemnification rights or obligations incurred in the ordinary course of business consistent with past practice (including in connection with the sale or licensing of Company products in the ordinary course of business consistent with past practice);

(xvi)	any (i) Contract with any Governmental Entity, or (ii) Order or consent of a Governmental Entity to which the Company or any of its Subsidiaries is subject;
(xvii)	any Contract pursuant to which the Company or any of its Subsidiaries has an obligation to make an investment in or loan to any other Person;
(xviii)
any Contract containing most favored nation pricing provisions or granting to any Person a right of first refusal, a right of first offer or a similar option to purchase, acquire, sell or dispose of any Assets (other than inventory in the ordinary course of business consistent with past practice)

(xix)	any partnership, joint venture, limited liability company or other similar agreements or arrangements (including any agreement providing for joint research, development or marketing);
(xx)
any Contract or agreement relating to any capital expenditure or leasehold improvement in excess of $100,000 in the aggregate that has commenced but is not yet completed or that obligates the Company or any of its Subsidiaries to incur expenditures in excess of $100,000 in the aggregate with respect to a project that is not yet commenced, in each case, except for purchase orders entered into in the ordinary course of business consistent with past practice pursuant to a Material Contract;

(xxi)
any Contract providing a non-compete or covenant not to sue to any third party, or granting a Lien to be placed upon Owned Intellectual Property, except for Company IP Agreements or licenses with respect to off-the-shelf, shrink-wrap or click-wrap software applications that are not material to the Company or any of its Subsidiaries;

(xxii)	any Company IP Agreement; and
(xxiii)	any settlement or release agreement entered into within the past three (3) years.
(b)
Parent either has been supplied with, or has been given access to, (i) a true and correct copy of all written Contracts that are referred to on Schedule 3.10(a), and (ii) and an accurate and complete summary of all oral Contracts that are referred to on Schedule 3.10(a).

(c)
Each Material Contract is valid and binding on each Group Company that is a party thereto, as applicable, on one hand, and, to the knowledge of the Company, each other party thereto, on the other, and is in full force and effect, enforceable against the Company, any Subsidiary party thereto and, to the knowledge of the Company, such other parties, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

(d)
(i) No Group Company has materially violated or breached, or committed any material default under (or is alleged to be in default or breach in any material respect under), any Material Contract; and (ii) to the knowledge of the Company, as of the date of this Agreement, no other Person has materially violated or breached, or committed any material default under (or is alleged to be in default or breach in any material respect under), any Material Contract.

(e)
Subject to receipt of the consents set forth on Schedule 3.03(c), each Material Contract will continue to be (i) a valid and binding agreement of the Company and its Subsidiaries, as applicable, and, to the knowledge of the Company, of each other party thereto, and (ii) in full force and effect immediately following the consummation of the transactions contemplated by this Agreement.

3.11            Intellectual Property.
(a)	Schedule 3.11(a) contains a complete list of all Owned Intellectual Property that is Registered ("Registered Owned Intellectual Property") as of the date of this Agreement.
(b)
Schedule 3.11(b)  contains a complete list of all Company IP Agreements under which the Company or any its Subsidiaries receives rights to any Licensed Intellectual Property as of the date of this Agreement, except for licenses with respect to off-the-shelf, shrink-wrap, click-wrap, or other software applications that are not material to the Company or any of its Subsidiaries.

(c)
Except as set forth in Schedule 3.11(c), to the knowledge of the Company, the Owned Intellectual Property and the Licensed Intellectual Property subject to an exclusive license, has not been infringed, misappropriated or otherwise violated by the activities of any third party in the last five (5) years.  The Company or a Subsidiary of the Company is the sole and exclusive owner of all right, title and interest in and to each item of Owned Intellectual Property.  Except for the Company IP Agreements and except as set forth in Schedule 3.11(c), neither the Company nor any of its Subsidiaries has granted or assigned to any Person any license or other right to use any Owned Intellectual Property, except for non-exclusive licenses granted to customers in the ordinary course of its business but only insofar as such Intellectual Property relates to Company products as sold thereto.

(d)
The Company and its Subsidiaries own or have valid licenses or other rights to use, free and clear of Liens (other than Permitted Liens), all Intellectual Property used by them in, or necessary for, the operation of their respective businesses as currently conducted, all of which rights are sufficient for the Company's and its Subsidiaries' respective uses; provided, however, that no representations or warranties are being made pursuant to this Section 3.11(d) with respect to the infringement, misappropriation, or violation by the Company of the Intellectual Property of any other Person, which matters are addressed solely in Section 3.11(f).  Neither the Company nor any of its Subsidiaries is in default (or with the giving of notice or lapse of time or both, would be in default) in any material respect under any Inbound License, including such defaults with respect to obligations, fees or royalties due under any such license or other arrangement.

(e)
Except as set forth in Schedule 3.11(e), to the knowledge of the Company, the Owned Intellectual Property is (i) not invalid,  unenforceable, or contested, (ii) currently in compliance with any and all legal requirements necessary to maintain the validity and enforceability thereof, and (iii) not subject to any outstanding order, judgment, injunction, decree, ruling, challenge, or Action adversely affecting the Company's or any Company Subsidiary's use thereof or rights thereto, or that would impair the validity or enforceability thereof; provided, however, that no representations and warranties are being made with respect to the validity or enforceability of any currently pending applications for Intellectual Property included within Registered Owned Intellectual Property or other Intellectual Property that is not enforceable, as a matter of Law.  All Registered Owned Intellectual Property is currently in material compliance with any and all applicable legal requirements necessary to record and perfect the Company's and its Subsidiaries' interest therein and the chain of title thereof, and all required documents concerning Liens relating to the Registered Owned Intellectual Property have been recorded, to the extent applicable in the relevant jurisdictions, so as to accurately indicate the current status of such Lien (including whether any previous security interests have been released, cancelled or terminated).

(f)
To the knowledge of the Company, the operation of the Company's, and its Subsidiaries' respective businesses, and the use of the Owned Intellectual Property by the Company and its Subsidiaries in connection therewith does not, and has not in the last five (5) years, infringed, misappropriated or otherwise violated the Intellectual Property rights of any other Person.  Other than the matters set forth on Schedule 3.11(f), no Actions are currently pending or, to the knowledge of the Company, threatened against the Company or any customer the Company is obligated to indemnify (i) alleging that the Company or any of its Subsidiaries is in any way infringing, misappropriating or violating the rights of any Person with regard to any Intellectual Property, (ii) contesting or challenging the ownership, validity, scope, registerability or enforceability of any Owned Intellectual Property, other than pursuant to ordinary course patent or trademark prosecution proceedings therefor with a Governmental Entity, or (iii) against any other Person by the Company alleging the infringement, misappropriation or violation of any Owned Intellectual Property.  Other than in respect to matters set forth on Schedule 3.11(f), neither the Company nor any of its Subsidiaries has received any (i) written notification in the last five (5) years or (ii) to the knowledge of the Company, oral notification in the last three (3) years, alleging that a license under any other Person's Intellectual Property (other than licenses held by the Company or any of its Subsidiaries) is required to operate the Company and its Subsidiaries' business.

(g)
The Company and its Subsidiaries have taken commercially reasonable measures to maintain the confidentiality of all confidential information developed, used or held for use in the operation of their respective businesses, including the Company's Trade Secrets.  No material confidential information or other Trade Secrets have been disclosed by the Company or any of its Subsidiaries except under non-disclosure obligations or agreements, and to the knowledge of the Company, no party thereto is currently in breach or violation thereunder.

(h)
All Persons, including employees, agents, consultants and contractors that have contributed to or participated in the conception, reduction to practice or development (including reduction to tangible media of any works of authorship) of any Owned Intellectual Property (or tangible embodiments thereof) for the Company or any of its Subsidiaries either:  (i) did so within the scope of employment with the Company or any of its Subsidiaries or as a party to a "work-for-hire" arrangement or agreement that has, in accordance with applicable Law, accorded and assigned the Company or one of its Subsidiaries sole and exclusive ownership of all right, title and interest in and to, all such Owned Intellectual Property, or (ii) have executed instruments of assignment in favor of the Company or its Subsidiary assigning to the Company or such Subsidiary sole and exclusive ownership of all right, title and interest in and to all such Owned Intellectual Property and embodiments thereof.

(i)
Neither the negotiation, execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated herein, will result in any of the following pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party:  (i) the grant or transfer to any third party of any license under, the abandonment, forfeiture, assignment to any third party, or adverse modification or loss of any rights with respect to, or the creation of any Lien on, any Owned Intellectual Property or Licensed Intellectual Property, or (ii) the Company or any of its Subsidiaries being (A) bound by or subject to any non-compete or licensing obligation, covenant not to sue, or other restriction on or modification of the current or contemplated operation or scope of its business, which such party was not bound by or subject to prior to the Closing, or (B) obligated to (1) pay any royalties, honoraria, fees or other payments to any Person in excess of those payable by such party prior to the Closing, other than those additional amounts due solely to an increase in users or seats, or (2) provide or offer any discounts or other reduced payment obligations to any Person in excess of those provided to such Person prior to the Closing.

(j)
Neither the Company nor any of its Subsidiaries has (i) incorporated or otherwise utilized Open Source Software, that requires as a condition of use, modification or distribution of such software that such software or other software combined or distributed with it be (x) disclosed or distributed in source code form; or (y) licensed for the purpose of making derivative works, in any products distributed or services provided to third parties, including its customers, distributors and resellers; (ii) received government funding for development of any of its products or services; or (iii) participated as a member of any standards-setting organization.

(k)
Neither the Company nor any of its Subsidiaries has improperly marked any of its products, packaging, product information materials, website, advertisements, or other marketing or sales materials with any patent number or other indication referencing applicability of any Patent to its products or processes, including but not limited to indicia such as "patented," "patent pending," "covered by U.S. patent X" or the like.

(l)
The IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted, to the knowledge of the Company, the Company has maintained all necessary licenses to operate such IT Assets and, to the knowledge of the Company, no Person has gained unauthorized access to the IT Assets or the confidential information handled by or stored in IT Assets; and the Company and its Subsidiaries have implemented and periodically tested a reasonable and effective backup and disaster recovery technology, and have documented plans and procedures therefor, for all of its IT Assets.

(m)
To the knowledge of the Company, Schedule 3.11(m) sets forth the only actions currently required to be taken within the first twelve (12) months following the Closing (i) to maintain each item of Registered Owned Intellectual Property, or (ii) to maintain all rights and benefits under any Licensed Intellectual Property (other than ordinary course obligations to comply with the terms of the applicable Company IP Agreements), and no required actions with respect to such Registered Owned Intellectual Property are past due or require any extension of time, payment of late fees, or other additional actions or costs due to any delay in submittal, response or filing thereof on the part of the Company.

3.12            Litigation.  Except as set forth on Schedule 3.12, (a) there is no charge, claim, cross-claim or third-party claim, complaint, legal action, suit, arbitration, prosecution, proceeding, inquiry, hearing, investigation or proceeding (whether civil, criminal, regulatory or otherwise or whether federal, state, local or foreign) (each, an "Action") pending, at Law or in equity, or before or by any Governmental Entity, court or quasi-judicial or administrative agency or official of any federal, state, local or foreign jurisdiction, arbitrator or mediator, or, to the knowledge of the Company, threatened, against or affecting any Group Company or their respective properties, Assets or business, other than ordinary course patent or trademark prosecution proceedings with respect to the Company's Registered Owned Intellectual Property with a Governmental Entity, (b) no Group Company is subject to any settlement, stipulation, order, writ, judgment, injunction, decree, ruling, determination or award of any court or of any Governmental Entity (each, an "Order") affecting any of the Company, its Subsidiaries or the Assets and (c) there is no Action involving the Company, any of its Subsidiaries or the Assets, pending or, to the knowledge of the Company, threatened, which questions or challenges (i) the validity of this Agreement, or (ii) any action taken or to be taken by the Company or any of its Subsidiaries pursuant to this Agreement or in connection with the transactions contemplated hereby.
3.13            Governmental Consents, etc.  Except for (i) the applicable requirements of the HSR Act and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the Company is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby.  Except with respect to the expiration or termination of the waiting period under the HSR Act, no material consent, approval or authorization of any Governmental Entity is required to be obtained by the Company in connection with its execution, delivery or performance of this Agreement or the consummation by the Company of any transaction contemplated hereby.
3.14            Employee Benefit Plans.
(a)
Schedule 3.14(a) sets forth, as of the date hereof, each Company Employee Benefit Plan.  True and complete copies of all Company Employee Benefit Plans have been provided or made available to Parent prior to the date hereof, as well as, with respect to each such plan, (i) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any, (ii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA), (iii) the most recent annual financial report and/or the most recent actuarial report, if any, and (iv) the most recent determination letter from the IRS, if any. The Company Employee Benefit Plans are and have been administered in material compliance with their terms and with the requirements of ERISA, the Code and all other applicable Law.  All contributions required to be made to any Company Employee Benefit Plan, and all premiums due or payable with respect to insurance policies funding any such plan, have been timely made or paid in full or properly accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in accordance with the provisions of each of the Company Employee Benefit Plans, applicable Law and GAAP.  There are no pending, or, to the knowledge of the Company, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Employee Benefit Plans or any trusts related thereto.

(b)
No Group Company by reason of its affiliation with any member of such Group Company's "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Section 414(b), (c), (m) or (o) of the Code) or otherwise has incurred, or is reasonably expected to incur, any Tax, fine, Lien, penalty or other Liability imposed by ERISA, the Code or other applicable Law except as would not, individually or in the aggregate, result in material liability to the Group Companies.  Each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter or can rely on an opinion letter as to its qualification and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification. To the knowledge of the Company, no nonexempt "prohibited transaction" (as such term is defined in Section 406 of ERISA) has occurred with respect to any Company Employee Benefit Plan that would reasonably be expected to result in material liability to the Group Companies.  No Company Employee Benefit Plan is (i) subject to Title IV of ERISA or (ii) a multiemployer plan within the meaning of Section 3(37) of ERISA, and neither any Group Company nor any member of its Controlled Group has at any time in the past six (6) years sponsored or contributed to, or has or has had any material liability or obligation in respect of, any such arrangement.

(c)
No Group Company has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA or as otherwise required by applicable Law.

(d)
Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of any Group Company, or result in any limitation on the right of any Group Company to amend, merge, terminate or receive a reversion of assets from any Company Employee Benefit Plan or related trust.

(e)
No amount paid or payable (whether in cash, in property, or in the form of benefits) by any Group Company in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.  Each Company Employee Benefit Plan that is or was a nonqualified deferred compensation plan subject to Section 409A of the Code (a "Nonqualified Deferred Compensation Plan") has been operated in documentary and operational compliance with Section 409A of the Code.  No arrangement exists with respect to a Nonqualified Deferred Compensation Plan that would result in income inclusion under Section 409A(b) of the Code.

(f)
No employee of the Company is entitled to receive any additional payment (including any Tax gross-up or other payment) from Company or any of its subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(g)
All Company Employee Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements in all material respects, (ii) that are intended to qualify for special tax treatment meet all requirements for such treatment, and (iii) that are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

3.15            Insurance.  Schedule 3.15 lists each insurance policy maintained by the Group Companies as of the date hereof.  The Company has provided to Parent true, correct and complete copies of all such policies. All of the insurance policies of the Group Companies are in full force and effect, no notice of cancellation or non-renewal of such policies has been received, and there is no existing breach, default or event which, with or without notice or the lapse of time or both, would constitute a material breach or default or permit termination or modification of any such policies.   Each of the Company and its Subsidiaries is, and since January 1, 2012 has been, insured by financially sound and reputable insurers, unaffiliated with the Company or such Subsidiary, as applicable, with respect to the Assets and the conduct of each of their respective businesses in such amounts and against such risks as are sufficient for compliance with Laws and as are reasonably adequate to protect the Assets and the conduct of their respective businesses in accordance with customary industry practice.  The Company or a Subsidiary is a "named insured" or an "insured" under each such insurance policy.  None of the Company or any of its Subsidiaries have been refused any insurance, nor has any of their coverage been limited, by any insurance carrier to which any of them have applied for insurance or with which any of them has carried insurance since January 1, 2012.  There is no material claim by or with respect to the Company or any Subsidiary pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights.  All premiums payable under such policies have been timely paid, and the Company and its Subsidiaries have otherwise materially complied with the terms and conditions of such policies.  To the knowledge of the Company, since the time any such policies were last renewed or issued, there has not been any threatened termination of, premium increase with respect to or alteration of coverage under any of such policies.
3.16            Compliance with Laws.
(a)
Each of the Group Companies is, and since January 1, 2012 has been, in compliance in all material respects with all applicable Laws; provided, however, that no representations or warranties are being made pursuant to this Section 3.16(a) with respect to the infringement, misappropriation, or violation by the Company of the Intellectual Property of any other Person, which matters are addressed in Section 3.11.

(b)
Without limiting the other provisions of this Section 3.16, the Company and its Subsidiaries are and, since January 1, 2012, have been, in compliance with the Foreign Corrupt Practices Act of 1977, as amended, and other federal, foreign, or state anti-corruption or anti-bribery Laws or requirements applicable to the Company or its Subsidiaries (the "Anti-Bribery Laws").  Since January 1, 2012, neither the Company nor any of its Subsidiaries has received any written communication, or to the knowledge of the Company, oral communication, from any Governmental Entity or from any third Person that alleges that the Company, any of its Subsidiaries or any employee or agent thereof is in violation of any Anti-Bribery Laws.

(c)
All material approvals, permits, franchises, consents, exemptions, licenses and similar authorizations  of all Governmental Entities (collectively, "Permits") required to conduct the business of the Group Companies as presently conducted, are in the possession of the Group Companies, are in full force and effect and are being complied with.  There has been no material violation, material default, cancellation or revocation, nor, to the knowledge of the Company, any threatened cancellation or revocation, of any Permit.  None of the Company nor its Subsidiaries has made an assignment of the rights of any Permit to any third party.  There has been no decision by the Company or any Subsidiary not to renew any Permit relating to the business of the Company and its Subsidiaries.

(d)
Since January 1, 2012, neither the Company nor any Subsidiary has received written notice of any Action or Order against the Company or any Subsidiary by any Governmental Entity, and there has been and is no Action or Order (including fines) currently pending, or to the knowledge of the Company, threatened against any Group Company by a Governmental Entity with respect to, any violation of any Laws or Permits, other than routine audits or inquiries by a Governmental Entity unrelated to any wrongdoing or misconduct by the Company or any of its Subsidiaries.

(e)
Each Group Company is in compliance in all material respects with all United States economic sanctions, laws, executive orders, and implementing regulations as promulgated by the United States Treasury Department's Office of Foreign Assets Control ("OFAC"), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it.  No Group Company (i) is a Person designated by the United States government on the list of the Specially Designated Nationals and Blocked Persons (the "SDN List") with which a United States Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of United States economic sanctions laws such that a United States Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a foreign government that is the target of United States economic sanctions prohibitions.

(f)
Each Group Company is in compliance with (i) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the USA PATRIOT ACT (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)), and (iii) other federal or state laws relating to anti-money laundering rules and regulations.

(g)
To the knowledge of the Company, since January 1, 2012, each of the Company's material suppliers, distributors, agents and third-party contractors and service providers has conducted all tasks on behalf of the Company in compliance with all applicable Anti-Bribery Laws in all material respects.

3.17            Environmental Compliance and Conditions.
(a)
The Group Companies have obtained and possess all material Permits required for their operations as currently conducted pursuant to Laws regulating occupational health and safety with respect to exposures to Hazardous Substances or pollution or protection of the environment that were enacted and in effect on or prior to the date hereof ("Environmental Permits"), including all such Laws relating to the emission, discharge, release or threatened release of any Hazardous  Substance into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substances (collectively, "Environmental and Safety Requirements").

(b)
The Group Companies are in material compliance, and have complied in all material respects, with all terms and conditions of such Environmental Permits and are also in compliance with all other applicable Environmental and Safety Requirements or any written notice or demand letter issued, entered, promulgated or approved by a Governmental Entity thereunder.

(c)
No Group Company has received, within the two (2) year period prior to the date hereof, any written notice of violation or liabilities arising under Environmental and Safety Requirements, that has not been resolved including any demand for investigatory, remedial or corrective obligation, relating to the Company, its Subsidiaries or their facilities and arising under Environmental and Safety Requirements.

(d)
Neither Company nor any Subsidiary of the Company has any material liability under any Environmental and Safety Requirement or with respect to Hazardous Substances, and, to the knowledge of the Company, neither the Company nor any of its Subsidiaries is responsible for any such liability of any other Person, whether by contract, by operation of law or otherwise.

(e)
 (i) Neither the Company nor any Subsidiary has received notice of a civil, criminal or administrative suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries under any Environmental and Safety Requirement or with respect to Hazardous Substances; and (ii) neither the Company nor any Subsidiary has received from any Governmental Entity written notice that it has been named or may be named as a responsible or potentially responsible party under any Environmental and Safety Requirement for any site Contaminated by Hazardous Substances.

(f)
Neither the Company nor any Subsidiary has released Hazardous Substances in violation of applicable Environmental and Safety Requirement in a manner that would, individually or in the aggregate, result in material liability to, or require Response Action  by, the Company or its Subsidiaries.

3.18            Affiliated Transactions.  Except as set forth on Schedule 3.18, there are no agreements, arrangements or transactions to which any Group Company, on the one hand, and any officer, member of the board of directors or Affiliate of the Group Companies (other than a Group Company), any family member of such officer, director or Affiliate, or any stockholder of the Company or Affiliate of such stockholder, including any portfolio company of such stockholder or Affiliate (other than the Company or its Subsidiaries), on the other hand,  is a party (each, an "Affiliate Agreement"), other than any employee agreements, agreements entered into under any Company Employee Benefit Plan (and such agreements shall not be deemed to be "Affiliate Agreements").  No Affiliate of the Company and its Subsidiaries (other than the Company or the other Subsidiaries), stockholder of the Company or Affiliate of such a stockholder, including any portfolio company of such a stockholder or Affiliate, owns any property or right, tangible or intangible, which is used by the Company or its Subsidiaries.  To the knowledge of the Company, no officer or director of the Company or any Subsidiary has any direct or indirect ownership interest in any Person with which the Company or any of its Subsidiaries has a business relationship, or any Person that competes with the Company or any of its Subsidiaries, except that officers or directors of the Company or any of its Subsidiaries and members of their immediate families may own stock in publicly-traded companies that may compete with the Company or its Subsidiaries. No member of the immediate family of any officer or director of the Company or any of its Subsidiaries has any direct or indirect interest in any Material Contract.
3.19            Employees.
(a)
Each Group Company is in material compliance with all applicable Laws, Contracts, policies, plans and programs relating to employment, employment practices, wages, hours, collective bargaining, unemployment insurance, worker's compensation, equal employment opportunity, age and disability discrimination, the payment and withholding of Taxes, and the termination of employment, including, but not limited to, any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 and similar state or local Law.  There are no material complaints, charges or claims against any Group Company pending or, to the knowledge of the Company, threatened to be brought or filed with any public or governmental authority, arbitrator or court based on, arising out of, in connection with, or otherwise relating to the employment of, or termination of employment by, any Group Company of any individual.  Each Group Company, as applicable, has complied in all material respects with all applicable foreign, federal, state and local Laws and regulations regarding occupational safety and health standards.  No individual who has performed services for any Group Company is, or since January 1, 2012 has been, improperly excluded from participation in any Company Employee Benefit Plan, and neither the Company nor any subsidiary has since January 1, 2012 incurred any current or contingent liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or as exempt rather than non-exempt, or with respect to any employee leased from another employer, in each case except as, individually or in the aggregate, has not been, and would not reasonably be expected to result in material liability to the Group Companies, taken as a whole.

(b)
No Group Company is a party to any collective bargaining agreement or other Contract with any labor organization or other representative of any Group Company's employees, nor is any such Contract presently being negotiated, nor, to the knowledge of the Company, are there any union organizing or certification activities being conducted or threatened with respect to any current employees of the Group Companies.  No labor organization or group of employees of any Group Company has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority.  To the knowledge of the Company, there are no organizing activities, strikes, work stoppages, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving any Group Company.

3.20            Significant Customers and Suppliers.
(a)
Schedule 3.20(a) lists the names of each of the ten (10) most significant customers (measured by dollar volume of sales to such customer for the period beginning January 1, 2015 and ended on the date hereof) of the Company and its Subsidiaries, taken as a whole (the "Significant Customers").  None of the Significant Customers has terminated its relationship with the Company or its Subsidiaries.  Neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral, notice that any Significant Customer has ceased, or will cease, to use the products, equipment, goods or services of the Company or any of its Subsidiaries or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services.

(b)
Schedule 3.20(b) lists the names of each of (i) the ten (10) most significant suppliers from which the Company and its Subsidiaries, taken as a whole, purchased materials, supplies, services and other goods (measured by dollar volume of purchases from such suppliers) for the period beginning January 1, 2015 and ended on the date hereof and (ii) each sole source supplier of the Company or any of its Subsidiaries (such suppliers in clauses (i) and (ii) are collectively referred to as "Significant Suppliers").  None of the Significant Suppliers has terminated its relationship with the Company or its Subsidiaries.  Neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral notice that any Significant Supplier has ceased or will cease to supply materials, supplies, services and other goods to the Company or any of its Subsidiaries after the date hereof on terms and conditions similar in all material respects to those imposed on current sales to the Company and its Subsidiaries.

3.21            Inventory.
(a)
Other than inventory listed in Schedule 3.21(a), the inventory reflected in the Financial Statements delivered to Parent on the date hereof or thereafter acquired (through the date hereof and up to the Closing Date as applicable) has been determined and valued in accordance with GAAP in all material respects as reflected in the Financial Statements delivered to Parent on the date hereof and the Company's books and records, consistent with the Company's past practices.

(b)
(i) The Company's and the Company Subsidiaries' inventory is usable or salable in the ordinary course of business, except for slow moving, obsolete, expired, out-of-specification or damaged inventory for which reserves or write downs which are adequate in all material respects:  (A) have been made on the Financial Statements delivered to Parent on the date hereof with respect to the periods reflected therein or (B) have been established on the books and records of the Company or the applicable Subsidiary, with respect to the period after the date of the Financial Statements delivered to Parent on the date hereof, in either case, in the ordinary course of business consistent with past practices and (ii) to the knowledge of the Company, previously sold inventory is not subject to refunds materially in excess of that historically experienced by the Company.

3.22            Accounts Receivable.
(a)
The Accounts Receivable reflected in the Financial Statements delivered to Parent on the date hereof or thereafter acquired (through the date hereof and up to the Closing Date as applicable) has been determined and valued in accordance with GAAP in all material respects as reflected in the Financial Statements delivered to Parent on the date hereof and the Company's books and records, consistent with the Company's past practices.

(b)
The Accounts Receivable of each Group Company represent valid and enforceable obligations arising from bona fide transactions in the ordinary course of business.  To the knowledge of the Company, such Accounts Receivable of each Group Company are subject to no valid defenses, claims or rights of setoff.

3.23            Brokerage.  There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of the Company for which Parent or the Surviving Company would be liable following the Closing.
3.24            Vote Required.  The Stockholder Approval is the only vote of any class or series of the Company Stock required to approve this Agreement and the transactions contemplated by this Agreement, including the Merger.
3.25            No Other Representations or Warranties.  NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE III (INCLUDING THE DISCLOSURE SCHEDULES THERETO) OR BY THE REPRESENTATIVE IN SECTION 11.01(g), OR BY THE COMPANY IN THE CERTIFICATES TO BE DELIVERED TO PARENT PURSUANT TO SECTION 2.02(i), NO GROUP COMPANY OR AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE GROUP COMPANIES OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PARENT, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB
Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:
4.01            Organization and Power.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.  Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.  There is no pending, or to the knowledge of Parent, threatened, action for the dissolution, liquidation or insolvency of either Parent or Merger Sub.
4.02            Authorization.  The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all requisite corporate action, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming that this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms.
4.03            No Violation.  Subject to (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (ii) compliance with and filings under the HSR Act, neither Parent nor Merger Sub is subject to or obligated under its certificate or articles of incorporation, its bylaws (or similar organizational documents), any applicable Law, or any material Contract, or any Permit, or subject to any Order, in each case which would be breached or violated by Parent's or Merger Sub's execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby and such breach or violation would be reasonably expected to have a Parent Material Adverse Effect.
4.04            Governmental Consents, etc.  Except for (i) the applicable requirements of the HSR Act and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, neither Parent nor Merger Sub is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby and no consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by Parent or Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
4.05            Litigation.  As of the date hereof, there is no Action pending or, to Parent's knowledge, threatened against Parent or Merger Sub at Law or in equity, or before or by any Governmental Entity, which would have a Parent Material Adverse Effect.  Parent and/or Merger Sub are not subject to any outstanding Order that would have a Parent Material Adverse Effect.
4.06            Brokerage.  There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of Parent or Merger Sub.
4.07            Purpose.  Merger Sub is a newly organized corporation, formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.  Merger Sub is a direct or indirect wholly owned Subsidiary of Parent.
4.08            Financial Ability.  Parent will have available to it at the Closing sufficient funds to pay the Closing Cash Consideration, the Representative Amount, the Purchase Price Adjustment Escrow Amount and the Indemnification Escrow Amount.
4.09            Parent Entity.  As of the date hereof, and at all times prior to the Effective Time, Parent is and shall be the "ultimate parent entity" (as determined in accordance with the HSR Act and the rules promulgated thereunder) of Parent and Merger Sub.

ARTICLE V

COVENANTS OF THE COMPANY
5.01            Conduct of the Business.  From the date hereof until the earlier of the termination of this Agreement and the Closing Date, except (i) as set forth on Schedule 5.01 of the Disclosure Schedules, (ii) if Parent shall have consented in writing or (iii) as otherwise contemplated by this Agreement, (1) the Company shall conduct its business, and shall cause its Subsidiaries to conduct their business, in the ordinary course of business consistent with past practice; provided that the Company may use available cash to repay any Indebtedness on or prior to the Closing; (2) the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to preserve intact their businesses, their assets and their relationships with customers, suppliers and others having business dealings with them in all material respects, and keep available the services of their present officers and significant employees and (3) the Company shall not, and shall not permit any of its Subsidiaries to:
(a)
except for issuances as may result from (i) the exercise of Options or Warrants or the conversion of Preferred Stock, (ii) replacement certificates for shares of Company Stock and (iii) new certificates for shares of Company Stock in connection with a transfer of Company Stock by the holder thereof, issue, sell, grant or deliver any of its or any of its Subsidiaries' equity securities or issue, sell or grant any securities convertible into, or options or rights with respect to, or warrants to purchase or rights to subscribe for, any of its or any of its Subsidiaries' equity securities;

(b)
except for the cancellation of the Options and Warrants in accordance with this Agreement or pursuant to the terms of the Contract governing the Option or Warrant (which Contract is set forth on Schedule 3.04(b)), redeem, repurchase or otherwise acquire, any equity securities of the Company;

(c)	effect any recapitalization, reclassification, equity split, combination or like change in its capitalization;
(d)	amend its Organizational Documents or any of the Company's Subsidiaries' organizational documents;
(e)
redeem, purchase or issue any of its or any of its Subsidiaries' equity interests (other than with respect to the repurchase of Company Stock (including any Options) from former employees of a Group Company pursuant to existing agreements disclosed to Parent and scheduled pursuant to Article III or the existing requirements of any Company Employee Benefit Plan);

(f)
sell, assign or transfer any portion of its tangible assets, except in the ordinary course of business consistent with past practice or except for sales of obsolete assets or assets with de minimis value;

(g)
(i) permit the lapse, abandonment, disclaimer, cancellation, forfeiture, failure to maintain, loss of rights, dedication to the public, assignment or sale, in whole or in part, of any Owned Intellectual Property used in the business of the Company or any of its Subsidiaries; (ii) grant any non-compete, covenant not to sue, or other material restriction on or modification of the current or contemplated operation or scope of its business, or other rights to any Owned Intellectual Property, except with respect to incidental use rights in Owned Intellectual Property related to products sold to customers of the Company or any of its Subsidiaries, or otherwise granted by the Company in the ordinary course of business consistent with past practice; (iii) transfer its ownership rights in any Owned Intellectual Property jointly developed, created or invented with any third party, or Owned Intellectual Property developed, created or invented by any third party on behalf of Company or any of its Subsidiaries; or (iv) disclose any confidential information or Trade Secret to any Person (other than employees and consultants of the Company or any of its Subsidiaries having a need to know that are subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof), except under non-disclosure obligations or agreements;

(h)
(i) enter into (including extensions, other than automatic renewals, at the end of a term), transfer, terminate, amend or modify any Material Contract or (ii) waive any material rights, or discharge any other party of any material obligation, under any Material Contract; provided that Parent shall not unreasonably withhold, condition or delay its consent to an action described in this Section 5.01(h)(ii);

(i)	make any capital investment in, or any loan to, any other Person;
(j)	make any capital expenditures or commitments therefor, except for such capital expenditures or commitments as referenced in any Material Contract;
(k)
enter into any agreement with any of its managers, officers and employees outside the ordinary course of business except pursuant to the existing terms of any agreement set forth on the Disclosure Schedules;

(l)
except as required under the terms of any Company Employee Benefit Plan as in effect on the date hereof, (i) grant or announce any incentive awards or any increase in the salaries, bonuses or other compensation and benefits payable by a Group Company to any of its employees, officers, directors or other service providers; (ii) increase or decrease the benefits under any Company Employee Benefit Plan or pay to any individual any amounts under any Company Employee Benefit Plan not otherwise due; (iii) grant any right to receive any change in control, severance, retention or similar compensation to any officer, employee, consultant or other agent of any Group Company; (iv) terminate or amend any Company Employee Benefit Plan or adopt any arrangement for the current or future benefit or welfare of any officer or employee of any Group Company that would be a Company Employee Benefit Plan if it were in existence as of the date hereof (other than offer letters providing for at-will employment without post-termination obligations with newly-hired employees with a base salary lower than One Hundred Forty Thousand Dollars ($140,000) who are hired in the ordinary course of business consistent with past practice or as required by applicable Law); (v) enter into any collective bargaining agreement; (vi) hire or terminate any employee with a base salary in excess of One Hundred Forty Thousand Dollars ($140,000); (vii) accelerate the payment timing of any benefits under any Company Employee Benefit Plan; or (viii) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit;

(m)	settle or compromise any Action;
(n)
incur any Indebtedness except for immaterial Indebtedness incurred in the ordinary course of business, issue any debt securities or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person;

(o)	create or incur any Lien on any Asset, other than Permitted Liens;
(p)	make any loan, advance or capital contribution to or investment in any Person;
(q)	acquire any real property or any direct interest in any real property;
(r)	merge or consolidate with any other Person or effect any business combination, recapitalization or similar transaction (other than the Merger);
(s)	make any change to its financial accounting methods, policies or practices or practices with respect to the maintenance of books of account and records, except as required by GAAP or applicable Law;
(t)
make, change or revoke any material Tax election, change any material Tax accounting method, file any material amended Tax Return, settle or compromise any audit or other proceeding relating to a material amount of Tax, enter into any "closing agreement" within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), apply for or request any Tax ruling, or surrender any right to claim a material Tax refund;

(u)
fail to pay or satisfy any material account payable or other liability incurred in the ordinary course of business consistent with past practice (including in each case, the timing of any such payments), other than any such liability that is being contested by the Company or its Subsidiaries in good faith;

(v)	forgive, cancel or compromise any debt or claim, or waive, release or assign any right or claim of value, other than in the ordinary course of business consistent with past practice;
(w)
make any payments, other than pursuant to Contracts in effect as of the date hereof and in accordance with the terms thereof or new Contracts approved by Parent, or grant discounts to customers or suppliers, except for one-time customer satisfaction credits or discounts granted in the ordinary course of business consistent with past practice that are not material, individually or in the aggregate, to the Company and its Subsidiaries;

(x)
make any changes in the management of working capital or materially modify practices with respect to the purchase of inventory, collection of receivables and payment of accounts payable, including the writing and mailing of checks or initiation of wire transfers;

(y)
adopt or enter into a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger); or

(z)	authorize any of, or agree or commit to do any of the foregoing actions.
No exception set forth in Section 5.01 that permits any action or omission to take an action that would otherwise be prohibited under any clause of Section 5.01 shall be deemed to eliminate the need to obtain consent under any other clause of Section 5.01 that is applicable to such action or omission to take an action.  Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company's or any of its Subsidiaries' operations prior to the Closing to the extent in violation of applicable Law.
5.02            Access to Books and Records.  From the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company shall, and shall cause its Subsidiaries to, provide Parent and Merger Sub and Parent and Merger Sub's authorized representatives (the "Parent's Representatives") with full access during normal business hours, and upon notice, to the offices, properties, senior personnel, and all financial books and records of the Group Companies in order for Parent to have the opportunity to make such investigation as it shall reasonably desire in connection with the consummation of the transactions contemplated hereby; provided, however, that in exercising access rights under this Section 5.02, Parent and Parent's Representatives shall not be permitted to interfere unreasonably with the conduct of the business of any Group Company.  Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it would violate any applicable Law. Notwithstanding anything contained herein to the contrary, no access or examination provided pursuant to this Section 5.02 shall qualify or limit any representation or warranty set forth herein or the conditions to Closing set forth in Section 8.01(a).  Parent acknowledges that Parent is and remains bound by the Confidentiality Agreement between Parent and the Company dated May 1, 2015 (the "Confidentiality Agreement").  Any access to the Company's properties shall be subject to the Company's reasonable security measures and insurance requirements and shall not include the right to perform any "invasive" testing.
5.03            Efforts to Consummate.  Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not a waiver, of the closing conditions set forth in Section 8.02); provided that such efforts shall not require agreeing to any obligations or accommodations (financial or otherwise) that would be binding on a Group Company in the event the Closing does not occur.  The parties acknowledge and agree that nothing contained in this Section 5.03 shall limit, expand or otherwise modify in any way any efforts standard explicitly applicable to any of the Company's obligations under this Agreement. Notwithstanding anything to the contrary herein, if the lessor or licensor under any lease of real property conditions its grant of a consent (including by threatening to exercise a "recapture" or other termination right) upon, or otherwise requires in response to a notice or consent request regarding this Agreement, the payment of a consent fee, "profit sharing" payment or other consideration (including increased rent payments), or the provision of additional security (including a guaranty), Parent shall be solely responsible for making all such payments or providing all such additional security and such payments shall not constitute Transaction Expenses; provided, that the Company shall not agree to such payments or additional security without Parent's prior written consent.

5.04            Exclusive Dealing.  During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement, the Company shall not, and shall cause its officers, directors, employees, agents, partners, Affiliates and other representatives not to, take any action to initiate, solicit or engage in discussions or negotiations with, or provide any information to, or enter into any agreement with, any Person (other than Parent and Parent's Representatives) concerning (i) any liquidation, dissolution or recapitalization, (ii) any purchase of the outstanding or unissued Company Stock or (iii) any merger, sale of all or a significant portion of the assets of the Group Companies or similar transactions involving the Group Companies (each such transaction, an "Acquisition Transaction"); provided that this Section 5.04 shall not apply to the Company in connection with Securityholder communications related to the transactions contemplated by this Agreement.  The Company shall, and shall cause its officers, directors, employees, agents, partners, Affiliates and other representatives to, cease and cause to be terminated any existing discussions, communications or negotiations with any Person (other than Parent and Merger Sub and their representatives) conducted heretofore with respect to any Acquisition Transaction.  As soon as reasonably practicable after the date hereof but no later than five (5) Business Days after the date hereof, the Company shall instruct each Person (other than Parent and Merger Sub and their representatives, the Representative and any Securityholder) in possession of confidential information about the Company that was furnished pursuant to a confidentiality agreement within the prior twelve (12) months in connection with any actual or potential proposal by such Person to acquire the Company (or any portion thereof) to promptly return or destroy all such information.
5.05            Debt Payoff and Releases.  Prior to the Closing, the Company shall (i) deliver all notices and take all other actions required to terminate any remaining commitments under the Existing Credit Agreement, repay in full all of the loans and other obligations thereunder (including any all applicable prepayment premiums, penalties, breakage costs or other similar amounts and any fees or expenses required to be paid in connection herewith) and cause the release of any related Liens and guarantees, (ii) cause each letter of credit, bank guarantee or other similar contractual obligations with respect to which any Group Company is the account party to be terminated or deposit with the applicable issuing bank an amount sufficient to release each Group Company from any further liability in respect thereof, and (iii) deliver to Parent evidence in form and substance reasonably satisfactory to Parent of the occurrence of each of the matters contemplated by the foregoing clauses (i) and (ii).
5.06            Written Consent.  Promptly following the execution and delivery of this Agreement, and in any event, within twenty-four (24) hours, the Company shall use its commercially reasonable efforts deliver to Parent the Written Consent.
5.07            Notification.  From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if after the date of this Agreement the Company has knowledge of any fact or condition that constitutes a breach of any representation or warranty made by the Company in Article III or of any covenant, the Company shall promptly disclose such breach in writing to Parent.  No information provided pursuant to this Section 5.07 shall be deemed to cure any breach of any representation, warranty, or covenant made in this Agreement.
5.08            Section 280G Approval.  The Company shall seek approval by the stockholders, in accordance with Section 280G(b)(5)(B) of the Code, of the right of any "disqualified individual" (within the meaning of Section 280G(c) of the Code and the regulations thereunder) to receive or retain any payments that would, in the absence of such stockholder approval, constitute "excess parachute payments" within the meaning of Section 280G of the Code. Prior to seeking such approval, the Company will use its reasonable efforts to obtain from each disqualified individual waivers that provide that no payments and/or benefits that would separately or in the aggregate constitute "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code ("Parachute Payments") with respect to such disqualified individual shall, in the absence of such stockholder approval referred to in the immediately preceding sentence, be payable to or retained by such disqualified individual to the extent such Parachute Payments would not be deductible by reason of the application of Section 280G of the Code or would result in the imposition of the excise tax under Section 4999 of the Code on such disqualified individual. All materials produced by the Company in connection with the implementation of this Section 5.08 shall be provided to Parent at least  three (3) Business Days in advance for Parent's reasonable review and comment, and the Company shall consider any of Parent's reasonable requested changes or comments in good faith.
5.09            Termination of Affiliate Agreements.  At or prior to the Effective Time, the Company shall terminate, or otherwise amend to exclude the Company and any Subsidiary as a party thereto, those Affiliate Agreements set forth on Schedule 5.09.
5.10             Appraisal Notice.   The Company shall prepare and mail an appraisal notice pursuant to Section 262 of the DGCL to the Company's stockholders that complies with applicable Law and is in a form reasonably acceptable to Parent.
5.11            Maintenance of Insurance.  The Company and its Subsidiaries will continue to carry their existing insurance through the Closing, and shall not allow any material breach, default or any cancellation (other than expiration and replacement of policies in the ordinary cause of business consistent with past practice) of such insurance policies or agreements to occur or exist without the prior written consent of Parent.
5.12            Other Transaction Matters.  Each of the Parties shall comply with the provisions set forth on Schedule 5.12.

ARTICLE VI

COVENANTS OF PARENT
6.01            Notification.  From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if after the date of this Agreement Parent has knowledge of any fact or condition that constitutes a breach of any representation or warranty made in Article IV or any covenant, Parent shall disclose to the Company such breach.   No information provided pursuant to this Section 6.01 shall be deemed to cure any breach of any representation, warranty, or covenant made in this Agreement.
6.02            Efforts to Consummate.  Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the Closing conditions set forth in Section 8.01); provided that such efforts shall not require agreeing to any obligations or accommodations (financial or otherwise) binding on Parent or Merger Sub in the event the Closing does not occur.  The parties acknowledge and agree that nothing contained in this Section 6.02 shall limit, expand or otherwise modify in any way any efforts standard explicitly applicable to any of Parent's and/or Merger Sub's respective obligations under this Agreement.

ARTICLE VII

EMPLOYEE BENEFIT AND TAX MATTERS
7.01            Compensation and Employee Benefits.  Parent shall provide, or shall cause the Surviving Company to provide, employees who continue to be employed by the Surviving Company (collectively, "Continuing Employees") (i) during the period beginning on the Closing Date and ending on the first (1st) anniversary of the Closing Date, (x) with at least the same salary or hourly wage rate as provided to such Continuing Employees immediately prior to the Closing Date and (y) with employee benefits that are substantially similar in the aggregate to the employee benefits provided by the Company immediately prior to the Closing Date, and (ii) for the remainder of the Company's fiscal year in effect as of the Closing Date, with ordinary course annual bonus opportunities established at and effective as of the beginning of the Company's fiscal year that are at least the same as those provided to such Continuing Employees immediately prior to the Closing Date.  Parent further agrees that, from and after the Closing Date, Parent shall, and shall cause the Surviving Company to, grant all Continuing Employees credit for any service with the Company earned prior to the Closing Date for eligibility, vesting, and benefit accrual purposes (excluding benefit accruals under any defined benefit plan or as otherwise prohibited by Law) under any benefit or compensation plan, program, agreement or arrangement in which the Continuing Employees commence to participate on or after the Closing Date (collectively, the "New Plans"), except (1) for New Plans as to which employees of Parent who are similarly situated to the Continuing Employees are not provided such service credit or (2) as would result in duplication of benefits.  In addition, Parent shall use commercially reasonable efforts to (x) cause to be waived all pre-existing condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by a Continuing Employee under any Company Employee Benefit Plan or under any other benefit or compensation plan, program, agreement or arrangement as of the date on which commencement of participation in such New Plan begins, and (y) cause any deductible, co-insurance and covered out-of-pocket expenses paid during the calendar year in which commencement of participation in such New Plan begins and prior to such commencement of participation by any Continuing Employee (or covered dependent thereof) to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out of pocket provisions under such New Plan in the year of initial participation.  Neither Parent nor any of its Subsidiaries (including, following the Closing, any Group Company) shall be responsible for any Controlled Group Liability, and Parent and its applicable Subsidiaries shall be entitled to indemnification from the Indemnification Escrow Account for any Controlled Group Liability incurred by Parent and its Subsidiaries.
7.02            No Third Party Beneficiaries; No Amendments; No Guarantees of Employment.  Nothing contained in this Article VII, express or implied, is intended to confer upon any employee any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any New Plan or Company Employee Benefit Plan or other benefit or compensation plan, program, agreement or arrangement.  Further, this Article VII shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in Section 7.01 or this Section 7.02, express or implied, is intended to confer upon any other Person, including any Continuing Employee, any rights or remedies of any nature whatsoever under or by reason of this Section 7.02.
7.03            Tax Matters.
(a)	Preparation and Filing of Tax Returns.
(i)
The Company shall timely prepare and file (or shall cause to be timely prepared and filed) all Tax Returns that are required to be filed by or on behalf of the Company or any of its Subsidiaries for any Pre-Closing Period that are due (taking into account extensions validly obtained) on or before the Closing Date and the Company shall pay all Taxes due with respect to such Tax Returns.  The Company shall (i) prepare (or cause to be prepared) such Tax Returns consistent with this Agreement and past practice and (ii) provide copies of any income or other material Tax Returns to Parent at least thirty (30) days prior to the due date (including extensions) of any such Tax Returns.

(ii)
Except for any Tax Returns required to be prepared and filed (or caused to be prepared and filed) pursuant to Section 7.03(a)(i), Parent shall timely prepare and file (or shall cause to be timely prepared and filed) all Tax Returns that are required to be filed by or on behalf of the Company or any of its Subsidiaries for any Pre-Closing Period that are due (taking into account valid extensions) after the Closing Date and for any Straddle Period, the reasonable third-party costs and expenses of which shall be borne by the Securityholders (and paid from the Indemnification Escrow Account).  Parent shall (i) prepare (or cause to be prepared) such Tax Returns consistent with this Agreement and, in the case of such Tax Returns for the Pre-Closing Period, past practice and (ii) provide copies of any income or other material Tax Returns to the Representative for its review and comment at least forty-five (45) days prior to the due date (including extensions) of any such Tax Returns.  In the event that the Representative reasonably objects to any item or items in such proposed Tax Returns at least twenty-five (25) days prior to the due date (including extensions) of such Tax Return, Parent shall revise such Tax Returns to reflect the comments of the Representative to the extent Parent agrees with such comments.  In the event that the Representative and Parent are unable to resolve such comments at least ten (10) days prior to the due date (including extensions) of such Tax Return, such dispute shall be resolved by the Dispute Resolution Arbiter prior to the due date (including extensions) of  such Tax Return.  Parent shall timely remit (or cause to be timely remitted) to the relevant Governmental Entity any Taxes due with respect to Tax Returns described in this Section 7.03(a)(ii); provided that Parent shall be entitled to indemnification for any amount for which the Securityholders are responsible with respect to such Tax Return pursuant to Section 7.03(b).

(b)
Tax Indemnification.  From and after the Closing, Parent, the Surviving Company, their respective Affiliates and the directors, officers, employees, stockholders, agents, representatives, successors and assigns of each such Person (collectively, the "Parent Indemnified Parties") shall be entitled to indemnification solely from the Indemnification Escrow Account for, without duplication, all (A) Excluded Taxes, (B) any Taxes arising out of, attributable to, relating to or resulting from the failure of any of the representations or warranties made by the Company or the Representative in this Agreement to be true and correct on the date hereof and at and as of the Closing Date (except those representations and warranties that address matters only as of a particular date, which need only be true and correct as of such date) or the failure of the certificate delivered pursuant to Section 2.02(i)(iv) to be true and correct at and as of the Closing Date; (C) any Taxes arising out of, attributable to, relating to or resulting from any breach by the Company or any Subsidiary of any of its covenants or agreements contained herein which are to be performed by the Company on or before the Closing Date, and any breach by the Representative of any of its covenants or agreements contained herein; and (D) reasonable third-party costs and expenses, including reasonable legal fees and expenses, attributable to any item in clauses (A)-(C) of this Section 7.03(b); provided, however, that the Parent Indemnified Parties shall not be entitled to indemnification for any such Taxes to the extent a liability for such Taxes was specifically identified and reflected in the Closing Balance Sheet.  Notwithstanding anything to the contrary in this Agreement, in the event a proposed assessment by the Internal Revenue Service or other Taxing authority results in an upward adjustment to the Company's Taxes for a Pre-Closing Tax Period (except to the extent that such upward adjustment results in a downward adjustment in any other taxable period) for which the Parent Indemnified Parties would be entitled to indemnification hereunder, but such Taxes are reduced by the utilization of the Company's net operating losses,  then the Parent Indemnified Parties shall be entitled to indemnification in the amount to which they would have been entitled in the absence of such reduction.

(d)
Straddle Period Allocations.  In the case of any Taxes that are imposed on the Company or any of its Subsidiaries with respect to a Straddle Period, (i) Property Taxes of the Company and any of its Subsidiaries allocable to the Pre-Closing Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Period and the denominator of which is the number of days in the entire Straddle Period; and (ii) Taxes (other than Property Taxes) of the Company and any of its Subsidiaries allocable to the Pre-Closing Period shall be computed as if such taxable period ended on and included the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period ending after the Closing Date in proportion to the number of days in each such period.   Pre-Closing Tax Matters.  Except as otherwise required  by Law, Parent shall not and shall cause the Group Companies not to amend any previously filed Tax Return of any Group Company for any Pre-Closing Period, make any Tax election that has any effect in a Pre-Closing Period or enter into any voluntary disclosure or compliance procedures or make other similar voluntary contacts with any Governmental Entity for any Pre-Closing Period if such amendment, election or voluntary disclosure, compliance procedure or voluntary contact would result in a Tax for which the Securityholders are liable pursuant to Section 7.03(b) without the prior written consent of the Representative, which consent will not be unreasonably withheld, conditioned or delayed.

(e)
Tax Sharing Agreements.  Notwithstanding anything in this Agreement to the contrary, the Company shall terminate (or cause to be terminated) on or before the Closing Date all Tax sharing, allocation, indemnity or similar agreement or arrangement (other than agreements with customary terms entered into in the ordinary course of business the principal purpose of which does not relate to Tax or this Agreement), if any, to which the Company or any of its Subsidiaries, on the one hand, and any person (other than the Company or any of its Subsidiaries), on the other hand, are parties to, and neither Parent, the Company, any of its Subsidiaries or their respective Affiliates shall have any obligations thereunder after the Closing.

(f)	Tax Proceedings.
(i)
If any Governmental Entity asserts a Tax Claim, then the party first receiving notice of such Tax Claim promptly shall provide written notice thereof to the other party or parties hereto; provided, however, that the failure to so notify shall not relieve the party from whom indemnification is being sought of its obligations hereunder, except to the extent that the party from whom indemnification is being sought is materially prejudiced by such failure.   Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Governmental Entity.

(ii)
The Representative shall, subject to Section 7.03(f)(iv), have the right to control, at the Representative's expense, any audit, examination, contest, litigation or other proceeding against any Governmental Entity (a "Tax Proceeding") in respect of the Company or any of its Subsidiaries for any taxable period that ends on or before the Closing Date; provided, however, that (A) the Representative shall provide Parent with a timely and reasonably detailed account of each phase of such Tax Proceeding, (B) the Representative shall consult with Parent before taking any significant action in connection with such Tax Proceeding, (C) the Representative shall consult with Parent and offer Parent an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (D) Parent or an Affiliate of Parent shall be entitled to participate, at its sole expense, in such Tax Proceeding and receive copies of any written materials relating to such Tax Proceeding received from the relevant Governmental Entity, and (E) the Representative shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Parent, which consent shall not be unreasonably withheld.

(iii)
Parent shall, subject to Section 7.03(f)(iv), have the right to control any Tax Proceeding in respect of Taxes of the Company or any of its Subsidiaries for any Straddle Period of the Company or any of its Subsidiaries; provided, however, that (A) Parent shall provide the Representative with a timely and reasonably detailed account of each phase of such Tax Proceeding, (B) Parent shall consult with the Representative before taking any significant action in connection with such Tax Proceeding, (C) Parent shall consult with the Representative and offer the Representative an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (D) the Representative shall, at its sole expense, be entitled to participate in such Tax Proceeding and receive copies of any written materials relating to such Tax Proceeding received from the relevant Governmental Entity, and (E) Parent shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Representative, which consent shall not be unreasonably withheld.

(iv)
Notwithstanding anything in this Agreement to the contrary, Parent shall have the exclusive right to control (A) any Tax Proceeding in respect of the Company or any of its Subsidiaries not described in Section 7.03(f)(ii) or (iii); (B) any Tax Proceeding in respect of the Company or any of its Subsidiaries described in Section 7.03(f)(ii) or (iii) if such Tax Proceeding is not reasonably expected to give rise to any indemnification obligation pursuant to Section 7.03(b); and (C) any Tax Proceeding in respect of the Company or any of its Subsidiaries described in Section 7.03(f)(ii) if the Representative fails to defend diligently such Tax Proceeding.

(g)
Tax Cooperation.  The Representative, Parent and the Surviving Company shall cooperate with each other in connection with (i) the preparation and filing of any U.S. federal, state, local or foreign Tax Returns that include the business and operations of the Company and its Subsidiaries and (ii) any audit or examination by any Governmental Entity of the Tax Returns referred to in clause (i).  Such cooperation shall include the furnishing or making available of employees on a mutually convenient basis and records, books of account or other materials of the Company and its Subsidiaries necessary or helpful for the defense against assertions of any Governmental Entity as to any Tax Returns referred to in clause (i) above.

(h)            Transfer Taxes.  All federal, state, local and foreign transfer, excise, sales, use, value added, registration, stamp, recording, property and similar Taxes or fees (other than Taxes permitted to be withheld pursuant to Section 1.13) imposed on the Merger (the "Transfer Taxes") shall be borne fifty percent (50%) by each of Parent and the Securityholders.
(i)            Coordination; Survival.  Claims for indemnification with respect to Taxes, and the procedures with respect thereto, shall be governed exclusively by this Section 7.03 and Sections 9.01, 9.02(b), 9.04(c), 9.05 and 9.06, and the provisions of Article IX (other than Sections 9.01, 9.02(b), 9.04(c), 9.05 and 9.06) shall not apply.
(j)            Tax Treatment of Indemnity Payments.  The parties hereto agree to treat any payment made pursuant to Section 7.03(b) or Article IX as an adjustment to the purchase price for all Tax purposes except to the extent otherwise required by applicable Law.

ARTICLE VIII

CONDITIONS TO CLOSING
8.01            Conditions to Parent's and Merger Sub's Obligations.  The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by Parent and Merger Sub in writing) of the following conditions as of the Closing Date:
(a)
(i) The Company Fundamental Representations shall be true and correct in all respects (except, with respect to the representations and warranties set forth in Section 3.04(a) or 3.04(c), to the extent any inaccuracy is de minimis) at and as of the date hereof and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of a specified date, in which case only as of such date) and (ii) all other representations and warranties of the Company set forth in this Agreement and the representations and warranties of the Representative set forth in Section 11.01(g) of this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein, other than with respect to Section 3.07(a)(ii) and 3.10(a)) at and as of the date hereof and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of a specified date, in which case only as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein (other than with respect to Sections 3.07(a)(ii) and 3.10(a)) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)	The Company shall have performed and complied with in all material respects each of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;
(c)
The Merger shall have been approved and this Agreement shall have been adopted by the requisite affirmative vote of the Preferred Stockholders and the stockholders of the Company in accordance with the DGCL and the Organizational Documents (the "Stockholder Approval");

(d)	The applicable waiting periods and/or approvals, if any, under the HSR Act shall have expired, been terminated, or received;
(e)
No judgment, decree or order shall have been entered which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(f)	There shall not have been a Material Adverse Effect since the date hereof;
(g)	No more than one percent (1%) of the outstanding shares of Company Stock shall be Dissenting Shares;
(h)
The consent of the counterparties to the agreements set forth on Schedule 8.01(h) with respect to the consummation of the transactions contemplated by this Agreement shall have been obtained in form and substance reasonably satisfactory to Parent;

(i)
Each 2006 Warrant shall have been amended such that the effect of the Merger on such Warrants pursuant to the first sentence of Section 1.03(d) hereof shall have been obtained in form and substance reasonably satisfactory to Parent; and

(j)
At least 75% of the Company's employees employed by the Company immediately prior to the Closing Date shall have signed, and not repudiated, employment letters with Parent that are reasonably satisfactory to Parent, to be effective at the Effective Time.

8.02            Conditions to the Company's Obligations.  The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or, if permitted by applicable Law, waiver by the Company in writing) of the following conditions as of the Closing Date:
(a)
(i) The Parent Fundamental Representations shall be true and correct in all respects at and as of the date hereof and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of specified date, in which case only as of such date) and (ii) all other representations and warranties of Parent set forth in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth therein) at and as of the date hereof and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of a specified date, in which case only as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth therein) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b)
Parent and Merger Sub shall have performed and complied with in all material respects each the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c)	The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated; and
(d)
No judgment, decree or order shall have been entered which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded.

ARTICLE IX

SURVIVAL; INDEMNIFICATION
9.01            Survival of Representations, Warranties, Covenants, Agreements and Other Provisions.  The representations and warranties of the Company, the Representative, Parent and Merger Sub contained in this Agreement or in any certificate delivered pursuant to Section 2.02(g) or 2.02(i) shall survive the Closing until the eighteen (18)-month anniversary of the Closing (the "Survival Termination Date").
9.02            Indemnification.
(a)
Subject to the provisions of this Article IX, after the Closing Date, the Parent Indemnified Parties shall be entitled to indemnification solely from the Indemnification Escrow Account for any and all Losses incurred or suffered by any of them, directly or indirectly, as a result of, relating to or arising out of:

(i)
the failure of any of the representations or warranties made by the Company in this Agreement to be true and correct on the date hereof and at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date) or the failure of the certificate delivered pursuant to Section 2.02(i)(ii) or 2.02(i)(iv) to be true and correct at and as of the Closing Date;

(ii)
the failure of any of the representations or warranties made by the Representative in Section 11.01(g) of this Agreement to be true and correct on the date hereof and at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date);

(iii)
any breach by the Company or any Subsidiary of the Company of any of its covenants or agreements contained herein which are to be performed by the Company or such Subsidiary on or before the Closing Date;

(iv)	any breach by the Representative of any of its covenants or agreements contained herein which are to be performed by the Representative;
(v)	any Excess Dissenting Share Payments;
(vi)	the MIP;
(vii)	any Transaction Expenses which are not included in the Final Cash Consideration; and
(viii)	the Specified Amount to the extent it becomes due and payable pursuant to Section 5.12.
provided that the aggregate amount of Losses with respect to which all Parent Indemnified Parties may be entitled to indemnification under this Section 9.02(a) shall not exceed the Indemnification Escrow Amount.  For the avoidance of doubt, payment of the MIP Consideration pursuant to Section 1.03(e) shall not be deemed a Loss pursuant to Section 9.02(a)(vi).
(b)
The obligations to indemnify and hold harmless pursuant to Section 7.03(b) and Section 9.02(a) shall survive the consummation of the transactions contemplated hereby until the Survival Termination Date; except for claims for indemnification pursuant to such clauses asserted prior to the Survival Termination Date, in accordance with Section 7.03 or Section 9.03, which claims shall survive until final resolution thereof.

9.03            Claims.
(a)
Any party seeking indemnification under Section 9.02 (an "Indemnified Party") shall promptly give the party from whom indemnification is being sought (such notified party, the "Responsible Party") notice (a "Claim Notice") of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification under Section 9.02, within twenty (20) days of such determination, stating the nature of the claim, to the extent then known by the Indemnified Party, a good-faith estimate of the Loss and method of computation thereof, to the extent then reasonably estimable, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises (it being agreed that the failure to specify any provision of this Agreement in such Claim Notice shall not preclude the Indemnified Party from asserting that there has been a breach of, or inaccuracy in, or failure to perform such provision); provided that the failure to so timely notify shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is materially prejudiced by such failure.  With respect to any recovery or indemnification sought by an Indemnified Party from the Responsible Party that does not involve a Third Party Claim, if the Responsible Party does not notify the Indemnified Party within twenty (20) days from its receipt of the Claim Notice that the Responsible Party disputes such claim (the "Dispute Notice"), the Responsible Party shall be deemed to have accepted and agreed with such claim.  If the Responsible Party has disputed a claim for indemnification under Section 9.02 (including any Third Party Claim), the Responsible Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute.  If the Responsible Party and the Indemnified Party cannot resolve such dispute in thirty (30) days after delivery of the Dispute Notice, such dispute shall be resolved pursuant to the terms of Sections 13.11, 13.15 and 13.16.

(b)
If an Action by a third party (a "Third Party Claim") is made against any Indemnified Party, and if such Indemnified Party intends to seek indemnity with respect thereto under Section 9.02, such Indemnified Party shall promptly notify the Responsible Party of such claims; provided that the failure to so notify shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is materially prejudiced thereby.  Other than in connection with a Third Party Claim by a Governmental Entity, the Responsible Party shall have the right to assume, within twenty (20) days after receipt of such notice, the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Responsible Party, of the settlement or defense thereof, by sending notice thereof to the Indemnified Party, which notice shall state that Responsible Party shall indemnify the Indemnified Party for the entirety of all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, and the Indemnified Party shall cooperate with it in connection therewith; provided that the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party; provided, further, that the fees and expenses of such counsel shall be borne by such Indemnified Party.  Notwithstanding an election to assume the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate co-counsel and to participate in the defense as counsel of record, if applicable, in such action or proceeding (and the parties shall jointly control the defense), and the Responsible Party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) there exists any actual or potential conflict of interest between the Indemnified Party and the Responsible Party in connection with the defense of the Third Party Claim that would make representation by the same counsel or the counsel selected by the Responsible Party inappropriate, (ii) such Third Party Claim seeks an injunction or other equitable relief against the Indemnified Party (iii) such Third Party Claim is related to or otherwise arises in connection with any criminal or regulatory enforcement Action, (iv) the amount at issue in the Third Party Claim exceeds the funds remaining in the Indemnification Escrow Account or (v) the resolution of the Third Party Claim could materially affect the operations or business of Parent, the Company or their Subsidiaries.

(c)
So long as the Responsible Party is reasonably contesting any such Third Party Claim in good faith, the Indemnified Party shall not pay or settle any Third Party Claim.  Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such Third Party Claim; provided that in such event it shall waive any right to indemnity therefor by the Responsible Party or from the Indemnification Escrow Account, as the case may be, for such Third Party Claim unless the Responsible Party shall have consented to such payment or settlement.  If the Responsible Party does not notify the Indemnified Party within twenty (20) days after the receipt of the Indemnified Party's notice of a Third Party Claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement; provided, however, neither the settlement nor the amount paid in any settlement of any such Third Party Claim entered into without the consent of the Responsible Party, which shall not be unreasonably withheld, conditioned or delayed, shall be determinative of the existence of or amount of Losses, if any, for which the Indemnified Party is entitled to indemnification with respect to such Third Party Claim. The Responsible Party shall not, except with the consent of the Indemnified Party, enter into any settlement that (i) does not include as an unconditional term thereof the giving by the Person or Persons asserting such Third Party Claim to all Indemnified Parties of an unconditional release from all Liability with respect to such Third Party Claim or consent to entry of any judgment, (ii) does not involve only the payment of money damages, (iii) imposes an injunction or other equitable relief upon the Indemnified Party, (iv) includes any admission of wrongdoing or misconduct by the Indemnified Party or (v) involves the payment of money damages in excess of the funds remaining in the Indemnification Escrow Account.

(d)
Any Indemnified Party shall cooperate in all reasonable respects with the Responsible Party and its attorneys in the investigation, trial and defense of any Third Party Claim and any appeal arising therefrom and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.  Such cooperation shall include access during normal business hours afforded to the Responsible Party and its agents and representatives to, and reasonable retention by the Indemnified Party of, records and information which have been identified by the Responsible Party as being reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The parties shall cooperate with each other in any notifications to insurers.

(e)
With respect to procedural matters only, such as notices, communications and other actions required under this Article IX involving the Securityholders as the "Responsible Party", the Representative shall administer, manage, control or conduct such procedural matters pursuant to the authority granted to the Representative under Article XI and references to the "Responsible Party" shall be deemed to refer to the Representative for such purposes (and not with respect to liability for Losses) under this Article IX.

9.04            Limitations on Indemnification Obligations.  The rights of the Parent Indemnified Parties to indemnification pursuant to the provisions of Section 9.02 are subject to the following limitations:
(a)
The Parent Indemnified Parties shall not be entitled to recover Losses pursuant to Section 9.02(a)(i) or the last sentence of Section 7.03(b) until the total amount which the Parent Indemnified Parties would recover under Section 9.02(a)(i) and the last sentence of Section 7.03(b), but for this Section 9.04(a), exceeds One Million Dollars ($1,000,000) (the "Tipping Amount"), whereupon the Parent Indemnified Parties shall be entitled to indemnification for all such Losses from the first dollar; provided, however, that the Tipping Amount shall not apply to Losses in respect of claims for breach of representations and warranties related to Company Fundamental Representations and any amounts recovered for Losses by Parent Indemnified Parties pursuant to breaches of Company Fundamental Representations shall not apply against the Tipping Amount.

(b)	Individual Losses of less than Ten Thousand Dollars ($10,000) shall not be recoverable by any Indemnified Party under this Article IX.
(c)	Notwithstanding anything contained herein to the contrary, nothing in this Section 9.04 shall limit any Person's rights to recovery in respect of fraud or willful misconduct.
(d)
For the purposes of this Article IX and Section 7.03(b) only, solely when determining the amount of Losses suffered by an Indemnified Party as a result of  any inaccuracy or breach of the representations and warranties contained in this Agreement, the amount of such Losses shall be determined (but not the determination of the inaccuracy or breach) without reference to the terms "knowledge of the Company," "knowledge of the Parent," "material," "Material Adverse Effect" and other similar qualifications as to materiality contained in or otherwise applicable to such representations and warranties.

(e)
In calculating amounts of Losses payable to an Indemnified Party hereunder, the amount of any indemnified Losses shall be determined net of amounts actually recovered under any insurance policy (less costs incurred to obtain such recoveries) with respect to such Losses.

9.05            Indemnification Escrow.
(a)
To the extent that any Parent Indemnified Party is entitled to any indemnification payments, such indemnification payments shall be disbursed to such Parent Indemnified Party by wire transfer of immediately available funds from the Indemnification Escrow Account.

(b)
In accordance with the Escrow Agreement, unless any such balance is then subject to a pending claim or dispute, (i) on the twelve (12)-month anniversary of the Closing Date the parties shall provide a joint written instruction to the Escrow Agent  to release an amount equal to fifty percent (50%) of (x) the balance of the cash held in the Indemnification Escrow Account, minus (y) the amount of any then-pending but unresolved claims; and (ii) on the Survival Termination Date, the parties shall provide a joint written instruction to the Escrow Agent  to release an amount equal to one hundred percent (100%) of (x) the balance of the cash held in the Indemnification Escrow Account, minus (y) the amount of any then-pending but unresolved claims.  Such joint written instructions to the Escrow Agent shall cause the Escrow Agent to pay the amounts set forth above to the Payments Administrator for the benefit of the Securityholders.  The Payments Administrator shall distribute to each Securityholder its pro rata portion thereof based on its Pro Rata Percentage; provided that to the extent a Securityholder is a holder of Cash-Out Options or a MIP Participant, the Payments Administrator shall deposit with the Surviving Company any portion of such amount payable to such holder of Cash-Out Options or MIP Participant, and Parent shall cause the Surviving Company, as promptly practicable following such deposit, to distribute to each such holder or participant such amounts, and the amount distributed to the other Securityholders shall be reduced accordingly.  Upon final resolution of any unresolved claim in respect of which an amount (that otherwise would have been released pursuant to the first sentence of this Section 9.05(b)) had been retained (to the extent not utilized to satisfy valid claims for indemnification pursuant to Section 9.02(a)), the parties shall provide a joint written instruction to the Escrow Agent to deliver such amount promptly from the Indemnification Escrow Account by wire transfer of immediately available funds and shall be paid to each Securityholder in accordance with the process set forth in the preceding sentence and the terms of the Escrow Agreement.

(c)
Promptly upon any Person becoming entitled to release of amounts from the Indemnification Escrow Account pursuant to Section 7.03(b) or this Article IX or the Escrow Agreement, the parties shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to so release such amounts.

9.06            Maximum Cumulative Liability of Securityholders; Exclusive Remedy.
(a)
(a)            Notwithstanding any provision to the contrary in this Agreement, the cumulative liability of the Securityholders to the Parent Indemnified Parties, for indemnification or otherwise, arising out of, based on or related to this Agreement (including without limitation Sections 1.09, 1.10 and 7.03 and this Article IX) and the transactions contemplated by this Agreement shall not exceed the funds available in the Indemnification Escrow Account and, with respect to Sections 1.09 and 1.10, the funds available in the Purchase Price Adjustment Escrow Account; provided, however, that nothing in this Section 9.06(a) or elsewhere in this Agreement shall limit the liability of a particular Securityholder in the case of fraud or willful misconduct committed by that Securityholder.

(b)
From and after the Closing, the rights of the Parent Indemnified Parties to indemnification relating to this Agreement and the transactions contemplated hereby shall be strictly limited to recovery from the funds available in the Indemnification Escrow Account and, with respect to Sections 1.09 and 1.10, the funds available in the Purchase Price Adjustment Escrow Account, and such indemnification rights pursuant to Sections 1.09, 1.10, 7.03 and this Article IX shall be the sole and exclusive remedy of the Parent Indemnified Parties against the Securityholders with respect to any matter in any way relating to, based on, arising out of or in connection with this Agreement or the transactions contemplated hereby, including without limitation any representation, warranty, covenant or agreement contained herein, except with respect to (a) claims for injunctive relief or specific performance, or (b) claims against a particular Securityholder for fraud or willful misconduct committed by that Securityholder.

ARTICLE X

TERMINATION
10.01            Termination.  This Agreement may be terminated at any time prior to the Closing:
(a)	by the mutual written consent of Parent and the Company;
(b)	by Parent if the Written Consent shall not have been obtained and delivered to Parent within twenty-four (24) hours of the execution of this Agreement;
(c)
by Parent, if any of the representations or warranties of the Company or the Representative set forth in this Agreement shall not be true and correct, or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing), in each case, such that the conditions to the Closing set forth in either Section 8.01(a) or Section 8.01(b) would not be satisfied as of the Closing Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty (20) Business Days after written notice thereof is delivered to the Company; provided that Parent and Merger Sub are not then in breach of this Agreement so as to cause the condition to the Closing set forth in either Section 8.02(a) or Section 8.02(b) to not be satisfied as of the Closing Date;

(d)
by the Company, if any of the representations or warranties of Parent or Merger Sub set forth in this Agreement  shall not be true and correct, or if Parent or Merger Sub has failed to perform any covenant or agreement on the part of Parent or Merger Sub, respectively, set forth in this Agreement (including an obligation to consummate the Closing), in each case, such that the conditions to the Closing set forth in either Section 8.02(a) or Section 8.02(b) would not be satisfied as of the Closing Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty (20) Business Days after written notice thereof is delivered to Parent or Merger Sub; provided that the Company and the Representative are not then in breach of this Agreement so as to cause the condition to the Closing set forth in Section 8.01(a) or Section 8.01(b) from being satisfied as of the Closing Date;

(e)
by Parent or the Company, if Closing shall not have been consummated on or prior to December 31, 2015 (such date, the "Outside Date") and the Party seeking to terminate this Agreement pursuant to this Section 10.01(e) shall not have (provided that, if such Party is Parent, neither Parent nor Merger Sub shall have) breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Closing on or before the Outside Date; provided that if any Party brings any Action pursuant to Section 13.18 to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall automatically be extended pursuant to Section 13.18(b); and

(f)
by either the Company or Parent, if (i) there shall be any Law that makes consummation of the Merger illegal or (ii) any Governmental Entity having competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such Order or other action shall have become final and nonappealable.

10.02            Effect of Termination.  In the event this Agreement is terminated by either Parent or the Company as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than the second to last sentence of Section 5.02, this Section 10.02, and Article XII and Article XIII hereof which shall survive the termination of this Agreement (other than the provisions of Section 13.18, which shall terminate)), and there shall be no liability on the part of either Parent, Merger Sub, the Company, the Representative or the Securityholders to one another, except for fraud or Willful Breaches of this Agreement prior to the time of such termination.  No termination of this Agreement shall affect the obligations contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

ARTICLE XI

ADDITIONAL COVENANTS
11.01            Representative.
(a)
Appointment.  In addition to the other rights and authority granted to the Representative elsewhere in this Agreement, and subject to the limitations on authority set forth in this Agreement, upon and by virtue of the approval of the requisite holders of Company Stock of this Agreement, all of the Securityholders collectively and irrevocably constitute and appoint the Representative, as their agent and representative to act from and after the date hereof and to do any and all things and execute any and all documents which the Representative determines may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement or otherwise to perform the duties or exercise the rights granted to the Representative hereunder, including: (i) execution of the documents and certificates to be signed by the Representative pursuant to this Agreement; (ii) ; receipt and, if applicable, forwarding of notices and communications pursuant to this Agreement; (iii) administration of the provisions of this Agreement; (iv) giving or agreeing to, on behalf of all or any of the Securityholders, any and all consents, waivers, amendments or modifications deemed by the Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) amending this Agreement or any of the instruments to be delivered to Parent pursuant to this Agreement; (vi) (A) disputing or refraining from disputing, on behalf of each Securityholder relative to any amounts to be received by such Securityholder under this Agreement or any agreements contemplated hereby, any claim made by Parent or Merger Sub under this Agreement or other agreements contemplated hereby, (B) negotiating and compromising, on behalf of each such Securityholder, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby, and (C) executing, on behalf of each such Securityholder, any settlement agreement, release or other document with respect to such dispute or remedy; and (vii) engaging attorneys, accountants, agents or consultants on behalf of the Securityholders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto.

(b)
Authorization.  The appointment of the Representative is coupled with an interest and shall be irrevocable by any Securityholder in any manner or for any reason.  This authority granted to the Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law.  Shareholder Representative Services LLC hereby accepts its appointment as the initial Representative.

(c)
Limitations on Authorization. Notwithstanding anything to the contrary in this Agreement or any other agreement, instrument or document related to the transactions contemplated in this Agreement ("Related Documents"), the Representative shall only have the power or authority to act regarding matters pertaining to the Securityholders as a group and not individually, and shall not have any power or authority to do or cause to be done any action (including without limitation by amending, modifying or waiving any provision of this Agreement or a Related Document or otherwise) that (i) results in a change to any Securityholder's indemnity or other obligations or liabilities as set forth in this Agreement or any Related Document (including without limitation imposing joint or joint and several liability on any Securityholder), (ii) results in the amounts payable under this Agreement or a Related Document to any Securityholder being distributed in any manner other than as specified pursuant to this Agreement or a Related Document, (iii) changes the form or amount of the Merger Consideration, or (iv) binds any Securityholder to any obligations or restrictions applicable to such Securityholder beyond the subject matter of an indemnifiable claim (for example and without limitation, the Representative has no authority to agree to a general release of all claims a Securityholder may have against any Person when settling or compromising a specific indemnifiable claim, or to agree to any non-solicitation or non-competition covenant that would bind any Securityholder). For the avoidance of doubt, the Representative consenting to all or a portion of an indemnification claim, or entering into a settlement agreement with respect thereto, in accordance with the procedures, limitations of liability and Representative authority set forth in this Agreement (as of the execution date of this Agreement and as amended in compliance with Section 13.08 below) shall not be deemed to implicate clauses (i), (ii) or (iii) of the previous sentence or require the prior written approval of any Securityholder pursuant to the previous sentence. For the avoidance of doubt, nothing in this Agreement or any Related Document permits the Representative to exercise a Securityholder's voting rights under Section 11.01(b) of this Agreement, or a Securityholder's actual voting rights with respect to the Securityholder's shares of capital stock of the Company in connection with any meetings of the Company's stockholders or actions by written consent in lieu of a stockholders' meeting prior to the Effective Time.

(d)
Actions by the Representative; Resignation; Vacancies.  The Representative may resign from its position as Representative at any time by written notice delivered to Parent and the Securityholders.  If there is a vacancy at any time in the position of the Representative for any reason, such vacancy shall be filled by the majority vote in accordance with the method set forth in Section 11.01(b).

(e)
No Liability.  All acts of the Representative hereunder shall be deemed to be acts in its capacity as the Representative and not acts of the Representative individually.  Other than as a result of fraud or willful misconduct by the Representative, the Representative shall not have any liability for any amount owed to Parent pursuant to this Agreement, including Section 1.09, 1.10 or 9.05 and shall not be liable to the Company, Parent or Merger Sub for anything which it may do or refrain from doing in connection with this Agreement.  The Representative shall not be liable to the Securityholders for any error of judgment, or any act done or step taken or omitted by it in good faith (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith), or for anything which it may do or refrain from doing in connection with this Agreement, except (a) in the case of the Representative's gross negligence, fraud or willful misconduct as determined in a final and non-appealable judgment of a court of competent jurisdiction, and (b) in the event that the Representative's breach of its representations and warranties in Section 11.01(g) of this Agreement results in a claim for Losses against the Indemnification Escrow Account pursuant to Section 9.02(a)(ii) of this Agreement. The Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties or rights hereunder.  The Representative shall not by reason of this Agreement have a fiduciary relationship in respect of any Securityholder.

(f)
Indemnification; Expenses.  The Representative may use the Representative Amount to pay any fees, costs, expenses or other obligations incurred by the Representative acting in its capacity as such.  Without limiting the foregoing sentence, each Securityholder shall, severally and not jointly and only to the extent of such Securityholder's Pro Rata Percentage thereof, indemnify and defend the Representative and hold the Representative harmless against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, "Representative Losses") arising out of or in connection with the acceptance, performance or administration of the Representative's duties under this Agreement and the agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Representative, the Representative will reimburse the Securityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Representative by the Securityholders, any such Representative Losses may be recovered by the Representative from (i) the Representative Amount, and (ii) the amounts in the Escrow Fund at such time as remaining amounts would otherwise be distributable to the Securityholders; provided, that while this section allows the Representative to be paid from the Representative Amount and the Escrow Fund, this does not relieve the Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Representative from seeking any remedies available to it at law or otherwise. In no event will the Representative be required to advance its own funds on behalf of the Securityholders or otherwise. Any expenses incurred by the Representative in connection with the performance of its duties under this Agreement shall not be the personal obligation of the Representative but shall be payable by and attributable to the Securityholders based on each such Person's Pro Rata Percentage. The Representative may also from time to time submit invoices to the Securityholders covering such Representative Losses, which shall be paid by the Securityholders promptly following the receipt thereof on a pro rata basis based on their respective Pro Rata Percentages.  Upon the request of any Securityholder, the Representative shall provide such Securityholder with an accounting of all Representative Losses paid by the Representative in its capacity as such. The Securityholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Representative or the termination of this Agreement.

(g)	Representations of the Representative.
(i)
The Representative has been duly formed and is validly existing as a limited liability company under the laws of the State of Colorado.  The Representative has all requisite limited liability company power and authority to execute and deliver this Agreement and the Escrow Agreement.

(ii)
The execution and delivery by the Representative of this Agreement and the Escrow Agreement, and the performance by the Representative of its obligations hereunder and thereunder do not conflict with or violate any provision of the organizational documents of, the Representative.

(h)
Advisory Committee. Certain Securityholders (collectively with their designated representatives, the "Advisory Committee") have entered or will enter into a letter agreement with the Representative, providing, among other things, that the Advisory Committee shall have the authority to direct the Representative on matters of material interest to the Securityholders. The Securityholders acknowledge the authority of the Advisory Committee and agree that the Advisory Committee (i) shall have no fiduciary or other duties to the Securityholders and each member of the Advisory Committee may act in its own interest, and (ii) shall incur no liability to the Securityholders for serving as members of the Advisory Committee. The Securityholders further agree that each member of the Advisory Committee shall be indemnified by the Securityholders, severally and not jointly and only to the extent of such Securityholder's Pro Rata Percentage, to the same extent as the Representative for all actions taken or omitted in good faith arising out of or in connection with the Advisory Committee members' exercise of their authority (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith), even if such action taken or omitted in good faith constitutes negligence on the part of the Advisory Committee or one of its members.

11.02            Regulatory Filings.  Each of Parent and the Company shall make or cause to be made all filings and submissions required under the HSR Act within ten (10) Business Days after the date hereof in connection with the consummation of the transactions contemplated herein (which filings and submissions shall seek early termination).  In connection with the transactions contemplated herein, Parent and the Company shall promptly as practicable comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Entities.  Notwithstanding anything herein to the contrary, Parent and the Company shall cooperate in good faith with any Governmental Entities and shall use their reasonable best efforts to take, or cause to be taken, and to do, or cause to be done, any and all action necessary, proper, or advisable to avoid or eliminate each and every impediment under the HSR Act that may be asserted by any Governmental Entity so as to enable the transactions contemplated by this Agreement to be completed expeditiously and lawfully.  Notwithstanding anything to the contrary in this Agreement, nothing herein shall obligate Parent to offer, agree to, or implement any divestitures, hold separates, or restrictions on the operation of Parent or the Company that would be reasonably likely to result in a material adverse effect as measured against the Company.  Parent and the Company each shall diligently assist and cooperate with the other Party in preparing and filing any and all written communications that are to be submitted to any Governmental Entities in connection with the transactions contemplated hereby and in obtaining any governmental or third party consents, waivers, authorizations or approvals which may be required to be obtained by any Group Company in connection with the transactions contemplated hereby, which assistance and cooperation shall include:  (i) timely furnishing to the other Party all information concerning the other Party that counsel to the other Party reasonably determines is required to be included in such documents or would be helpful in obtaining such required consent, waiver, authorization or approval; (ii) promptly providing the other Party with copies of all written communications to or from any Governmental Entity relating to the HSR Act; provided that such copies may be redacted as necessary to address legal privilege or confidentiality concerns or to comply with contractual arrangement or applicable Law; and provided, further, that portions of such copies that are competitively sensitive may be designated as "outside antitrust counsel only"; (iii) keeping the other Party reasonably informed of any communication received or given in connection with any proceeding by the other Party, in each case regarding the Merger; and (iv) permitting the other Party to review and incorporate the other Party's reasonable comments in any communication given by it to any Governmental Entity or in connection with any proceeding related to the HSR Act, in each case regarding the Merger.
11.03            Disclosure Schedules.  All references to this Agreement herein or in any of the Disclosure Schedules attached hereto (each, a "Schedule" and, collectively, the "Disclosure Schedules") shall be deemed to refer to this entire Agreement, including all Disclosure Schedules.  Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedules shall not (a) be used as a basis for interpreting the terms "material," "Material Adverse Effect" or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did or did not arise in the ordinary course of business, (c) except as expressly set forth in this Agreement, be deemed or interpreted to expand the scope of the Company's, Parent's or Merger Sub's respective representations and warranties, obligations, covenants, conditions or agreements contained herein, (d) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter, (e) represent a determination that the consummation of the transactions contemplated by this Agreement requires the consent of any third party, (f) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter or (g) constitute, or be deemed to constitute, an admission or indication by the Company, Parent or Merger Sub that such item meets any or all of the criteria set forth in this Agreement for inclusion in the Disclosure Schedules.  No reference in the Disclosure Schedules to any Contract shall be construed as an admission or indication that such Contract is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such Contract.  No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

ARTICLE XII

DEFINITIONS
12.01            Definitions.  For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:
"2006 Warrants" means each of (i) the Amended and Restated Warrant to Purchase Shares of Series C Preferred Stock, dated August 24, 2006 between the Company and FinaFund I, L.P.; (ii) the Amended and Restated Warrant to Purchase Shares of Series C Preferred Stock, dated August 24, 2006 between the Company and N.V.P. 11 Affiliates Fund, L.P.; (iii) the Amended and Restated Warrant to Purchase Shares of Series C Preferred Stock, dated August 24, 2006 between the Company and Nokia Venture Partners II, L.P.; and (iv) the Amended and Restated Warrant to Purchase Shares of Series C Preferred Stock, dated August 24, 2006 between the Company and SmartForest Ventures I, L.P
"Accounting Principles" means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods used and applied by the Group Companies in the preparation of the 2014 audited financial statements.
"Accounts Receivable" means all accounts, both billed and unbilled, including retainage and work in progress, owned or acquired by any Group Company, including accounts receivable, notes and notes receivable, other receivables, book debts and other forms of obligations to the Group Companies.
"Affiliate" of any particular Person means any other Person directly or indirectly controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
"Base Consideration" means One Hundred Forty Two Million Dollars ($142,000,000).
"Business Day" means a day which is neither a Saturday or Sunday, nor any other day on which banking institutions in New York, New York are authorized or obligated by Law to close.
"Cash Out Option Maximum Amount" means Two Million and Three Hundred Thousand Dollars ($2,300,000).
"Certificate of Incorporation" means the Amended and Restated Certificate of Incorporation of the Company.
"Closing Cash Consideration" means (i) the Full Base Consideration, minus (ii) the amount of Estimated Funded Debt, plus (iii) the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital Amount, minus (iv) the amount, if any, by which Estimated Net Working Capital is less than the Target Net Working Capital Amount, minus (v) the amount of the Estimated Transaction Expenses, minus (vi) the Purchase Price Adjustment Escrow Amount, minus (vii) the Indemnification Escrow Amount, minus (viii) the Representative Amount, minus (ix) the Rollover Option Amount.
"Closing Option Consideration" means, for each Cash-Out Option, the amount equal to the product obtained by multiplying (A) the amount by which the Per Share Common Closing Cash Consideration exceeds the exercise price of such Cash-Out Option and (B) the aggregate number of shares of Common Stock subject to such Cash-Out Option (rounded down to the nearest whole cent).
"Closing Warrant Consideration" means, (x) for each Warrant to purchase Preferred Stock, the amount equal to the product obtained by multiplying (A) the amount by which the sum of (i) the applicable Preferred Per Share Amount and (ii) the Per Share Common Closing Cash Consideration times the number of shares of Common Stock into which such share of Preferred Stock would be converted pursuant to the Certificate of Incorporation exceeds the exercise price of such Warrant and (B) the aggregate number of shares of Preferred Stock subject to such Warrant (rounded down to the nearest whole cent) and (y) for each Warrant to purchase Common Stock, the amount equal to the product obtained by multiplying (A) the amount by which the Per Share Common Closing Cash Consideration exceeds the exercise price of such Warrant and (B) the aggregate number of shares of Common Stock subject to such Warrant (rounded down to the nearest whole cent).
"Code" means the Internal Revenue Code of 1986, as amended.
"Common Closing Cash Consideration" means the Closing Cash Consideration minus the Preferred Stockholder Aggregate Amount minus the Preferred Warrantholder Aggregate Amount minus the MIP Closing Consideration.
"Common Stockholder" means a holder of Common Stock.
"Company Employee Benefit Plan" means each "employee benefit plan" within the meaning of Section 3(3) of ERISA and all other employee, director or consultant compensation and benefit plans, policies, programs, agreements, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, stock bonus, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, severance pay, sick leave, vacation pay, medical insurance, life insurance, educational employee assistance, incentive, perquisite, savings, profit sharing, disability insurance, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement of any kind sponsored, maintained, contributed to or required to be contributed to by any of the Group Companies for the benefit of any current or former officer, employee, consultant or director of the Group Companies or with respect to which any of the Group Companies has any liabilities.
"Company Equity Plans" means the Company's 2004 Equity Incentive Plan and 2008 Stock Plan.
"Company Fundamental Representations" means the representations and warranties of the Company set forth in Section 3.01, Sections 3.03(a), (b) and (d), Section 3.04(a), (b), (c) and (d), Section 3.14 and Section 3.23; provided that Section 3.14 shall not be deemed a "Company Fundamental Representation" for the purposes of Section 8.01(a).
"Company IP Agreements" means all (a) licenses of Owned Intellectual Property by the Company or any of its Subsidiaries to any Person, other than non-exclusive end user licenses entered into in the ordinary course of business; (b) licenses of Intellectual Property by any Person to the Company or any of its Subsidiaries, other than licenses for off-the-shelf, shrink-wrap, or click-wrap software, or Open Source Software, or licenses granted pursuant to employee or consulting agreements ("Inbound Licenses"); (c) Contracts between any Person and the Company or any of its Subsidiaries providing for the transfer or development of Intellectual Property (including conditional assignments of, or security interests granted against, Intellectual Property), other than standard invention assignment agreements executed by employees and consultants in favor of the Company; or (d) settlement agreements with any other Person governing the use, validity or enforceability of Intellectual Property.
"Company Stock" means the Common Stock and Preferred Stock.
"Contamination" or "Contaminated" shall mean the presence of Hazardous Substances in, on or under the soil, groundwater, surface water, groundwater, air or other environmental media in violation of Environmental and Safety Requirements and requiring a Response Action.
"Contract" means any legally binding written or oral agreement, contract, commitment, arrangement, lease, loan agreement, security agreement, license, indenture or other similar instrument or obligation to which the party in question is a party, other than any Company Employee Benefit Plan.

"Controlled Group Liability" means any and all Liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Company Employee Benefit Plans listed on Schedule 3.14(a).
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
"Escrow Agent" means SunTrust Bank or another escrow agent reasonably acceptable to Parent and the Representative.
"Exchange Ratio" means an amount equal to:
 "A" divided by "B" divided by "C," where:
"A" equals the Full Base Consideration, plus the aggregate exercise price of all Options that are outstanding immediately prior to the Effective Time, plus the aggregate exercise price of all Warrants that are outstanding immediately prior to the Effective Time, plus the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital Amount, minus the Preferred Stockholder Aggregate Amount, minus the Preferred Warrantholder Aggregate Amount, minus the MIP Consideration, minus the Estimated Funded Debt, minus the Estimated Transaction Expenses, minus the amount, if any, by which Estimated Net Working Capital is less than the Target Net Working Capital Amount;
"B" equals the Fully Diluted Shares; and
"C" equals the average of the volume weighted averages of the trading prices of shares of Parent Common Stock on the Nasdaq National Market (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) on each of the five consecutive trading days ending on (and including) the trading day that is one trading day prior to the date of the Effective Time.
"Excess Dissenting Share Payments" means with respect to each Dissenting Share entitled to payment pursuant to Section 262 of the DGCL, an amount equal to (a) the consideration determined to be due with respect to such Dissenting Share pursuant to Section 262 of the DGCL, together with any interest and penalties therein, minus (b) the amount otherwise payable with respect to such Dissenting Share pursuant to Section 1.02 of this Agreement if such share was not a Dissenting Share entitled to payment pursuant to Section 262 of the DGCL, plus (c) all costs and expenses of Parent incurred in connection with investigating, defending against or settling the assertion of appraisal rights by any stockholder pursuant to Section 262 of the DGCL
"Excluded Taxes" means (a) any Taxes  imposed on or payable by or with respect to the Company or any of its Subsidiaries (other than Transfer Taxes) for any Pre-Closing Period; (b) any Taxes of the holders of Company Stock and any of their Affiliates (other than the Company or any of its Subsidiaries) for any period (whether before or after the Closing Date);  (c) any Taxes (other than Transfer Taxes) imposed on the holders of Company Stock as a result of the Merger; and (d) Transfer Taxes to the extent required to be borne by the Securityholders pursuant to Section 7.03(h), provided, Excluded Taxes shall not include any Taxes arising from or attributable to actions by Parent or its Affiliates taken on the Closing Date after the Closing outside the ordinary course of business.
"Existing Credit Agreement" means that certain Venture Loan and Security Agreement, dated as of May 29, 2013, between the Company and Horizon Technology Finance Corporation (as amended, supplemented, or otherwise modified from time to time).
"Final Cash Consideration" means (i) the Full Base Consideration, minus (ii) the amount of Funded Debt as finally determined pursuant to Section 1.09, plus (iii) the amount, if any, of the Net Working Capital Positive Difference, minus (iv) the amount, if any, of the Net Working Capital Negative Difference, minus (v) the amount of the Transaction Expenses as finally determined pursuant to Section 1.09, minus (vi) the Purchase Price Adjustment Escrow Amount, minus (vii) the Indemnification Escrow Amount, minus (viii) the Representative Amount, minus (ix) the Rollover Option Amount.
"Full Base Consideration" means the Base Consideration plus the Cash Out Option Maximum Amount.
"Fully Diluted Pro Rata Percentage" means, with respect to any Securityholder, the quotient (expressed as a percentage) obtained by dividing (a) the sum of (i) the number of shares of Common Stock held by such Securityholder immediately prior to the Effective Time, (ii) the number of shares of Common Stock underlying any Cash-Out Options held by such Securityholder as of immediately prior to the Effective Time, (iii) the number of shares of Common Stock for which Warrants held by such Securityholder may be exercised as of immediately prior to the Effective Time and (iv) the number of shares of Common Stock into which the Preferred Stock outstanding or for which any Warrants may be exercised as of immediately prior to the Effective Time would convert pursuant to the Certificate of Incorporation, by (b) the Fully Diluted Shares minus the number of shares of Common Stock underlying any Rollover Options outstanding as of immediately prior to the Effective Time.
"Fully Diluted Shares" means the sum of (w) the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time, (x) the number of shares of Common Stock underlying any Options outstanding as of immediately prior to the Effective Time, (y) the number of shares of Common Stock for which any Warrants may be exercised as of immediately prior to the Effective Time and (z) the aggregate number of shares of Common Stock into which the Preferred Stock outstanding or for which any Warrants may be exercised as of immediately prior to the Effective Time would convert pursuant to the Certificate of Incorporation.
"Funded Debt" means, as of any particular time with respect to any of the Group Companies, without duplication, (i) all obligations of any Group Company for borrowed money, or with respect to deposits or advances of any kind to such Group Company, including under any progress payment agreements (excluding all intercompany indebtedness owed by any Group Company to the Company or any of its Subsidiaries), (ii) all obligations of any Group Company evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of any Group Company under leases required in accordance with the Accounting Principles to be capitalized on a balance sheet of the Group Companies, (iv) all obligations of any Group Company to pay the deferred and unpaid purchase price of property and equipment (including "earn-out" payments but excluding any trade payables incurred, or purchase orders entered into, in the ordinary course of business), (v) the net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (vi) reimbursement obligations under letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of any Group Company and (vii) any accrued interest, fees, premiums, penalties and other obligations relating to any indebtedness or other obligations of the type referred to in any other clause of this definition payable in connection with the repayment thereof on or prior to the Closing Date.  Notwithstanding the foregoing, "Funded Debt" shall not include (a) any letters of credit to the extent not drawn upon, (b) any bank guarantees, (c) surety bonds and performance bonds or (d) any intercompany indebtedness among the Group Companies.  For purposes of Article I of this Agreement, Funded Debt shall mean "Funded Debt," as defined above, outstanding as of the Reference Time (but before taking into account the consummation of the transactions contemplated hereby).
"GAAP" means United States generally accepted accounting principles consistently applied.  With respect to the computations pursuant to Section 1.08 and Section 1.09, GAAP shall be as in effect as of the Reference Time.
"Governmental Entity" means any federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.
"Group Company(ies)" means the Company and each of its direct and indirect Subsidiaries.
"Hazardous Substance" means any substance, material or waste that is defined or listed by a Governmental Entity pursuant to any Environmental and Safety Requirements as  "toxic", "hazardous", "a pollutant", or radioactive", including asbestos, urea formaldehyde, polychlorinated biphenyls, petroleum, or any petroleum-based products or  radon gas.

 "HSR Act" means Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder.
"Indebtedness" means, as of any particular time with respect to any of the Group Companies, without duplication, (i) all Funded Debt as of such time, (ii) all letters of credit or performance bonds issued for the account of the Company or any of its Subsidiaries, (ii) all bank guarantees, (iii) all surety bonds and performance bonds and (iv) all guarantees and keepwell arrangements issued by the Company or any of its Subsidiaries.
"Intellectual Property" means, in any and all jurisdictions worldwide, rights in any and all of the following: (a) patent applications and patents (including letters patent, industrial designs, process patents and inventor's certificates), utility models, design registrations, invention disclosures, including any provisionals, substitutions, supplementary patent certificates, corrections, reexaminations, reissues, renewals, divisions, divisionals, continuations in part or in whole, continued prosecution applications, requests for continued examination, and other similar filings or notices provided for under the Laws of any country ("Patents"); (b) trademarks, service marks, trade dress, trade names, corporate names, brand names, product names, certification marks, slogans, logos, and other identifiers of source or goodwill, whether registered or unregistered, together with all goodwill associated with the foregoing; (c) domain names, and universal resource locators (URLs); (d) registered copyrights and non-registered copyrights in any writings and other works of authorship, whether published or not, including rights in computer programs, source code, object code, documentation (whether or not released), databases and manuals; (e) trade secrets and other confidential or non-public business or technical information, including but not limited to confidential or non-public: ideas, formulae, compositions, methodologies, inventor's notes, discoveries, improvements, concepts, know-how, manufacturing and production processes and techniques, testing information, research and development information (whether or not patentable), inventions, invention disclosures, blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys and market know-how, and customer lists and customer information ("Trade Secrets"); (f) rights in Trade Secrets, (g) moral rights; (h) registrations, applications, reexaminations, reissues, renewals and extensions for any of the foregoing in (a)‑(g); and (i) all other intellectual property and proprietary rights.
"IT Assets" means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, antennas, electronic storage media and the data thereon stored, archived data and back-up records, networks, wired and wireless facilities, voice, video and data communications lines and equipment, transmission, interconnection, monitoring, test and calibration equipment, all other information technology equipment, and all associated network architecture, diagrams and any other documentation used by the Company in the operation of its information technology systems and owned by the Company or any of its Subsidiaries or licensed or leased by the Company or any of its Subsidiaries pursuant to written agreement (excluding any public networks).
"knowledge of the Company" and "the Company's knowledge" mean the knowledge after reasonable inquiry of the Chief Executive Officer and Chief Financial Officer of the Company, as of the applicable date.
"Law" means any law, statute, code, ordinance, rule, regulation, judgment, injunction, Order or decree of any Governmental Entity.
"Liabilities" means all indebtedness, debts, claims, obligations and other liabilities of a Person, whether known, unknown, accrued, absolute, direct or indirect, contingent or otherwise, whether due or to become due.
"Licensed Intellectual Property" means all Intellectual Property that the Company or any of its Subsidiaries is licensed or otherwise permitted by another Person to use pursuant to the Company IP Agreements.
"Liens" means liens, security interests, charges or encumbrances.
"Loss" means any claim of any kind, damage, penalty, fine, cost, amount paid in settlement, obligation, Liability, Tax, loss, interest, cost, expense and fees including court costs and attorneys' and other professionals' fees and expenses.
"Material Adverse Effect" means any fact, circumstance, development, event, condition, occurrence or change that (i) has, or would be reasonably expected to have, either individually or in the aggregate with all other facts, circumstances, developments, events, conditions, damages, losses, occurrences or changes, a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operation of the Group Companies, taken as a whole, but excluding, for purposes of this clause (i) in each case any such fact, circumstance, development, event, condition,  occurrence or change resulting or arising from: (a) any change, after the date hereof, in GAAP or applicable Law or the application or interpretation thereof, (b) any change in general economic conditions in the industries or markets in which the Group Companies operate or affecting United States or foreign economies in general, (c) acts of war (whether declared or not declared) or terrorism, or the escalation thereof, (d) hurricanes, earthquakes, tornadoes or floods, (e) any action specifically required to be taken pursuant to this Agreement or taken with the prior written consent of Parent, (f) other than for purposes of the representations and warranties made in Sections 3.03(b), 3.03(c), 3.12(c), 3.13, 3.14(d), 3.23 and 11.01(g)(ii), the announcement or pendency of the transactions contemplated by this Agreement; except, that facts, circumstances, developments, events, conditions, damages, losses, occurrences or changes set forth in the foregoing clauses (a) - (d) may be taken into account in determining whether there has been or is a Material Adverse Effect to the extent such facts, circumstances, developments, events, conditions, damages, losses, occurrences or changes have a disproportionate adverse effect on the Group Companies, taken as a whole, relative to the other Persons in the industries and markets in which the Group Companies operate; or (ii) has, or would be reasonably expected to have, a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby.

"Merger Consideration" means, collectively, the Common Stock Merger Consideration, the Preferred Stock Merger Consideration, the Option Consideration and the Warrant Consideration.
"MIP" means the Management Incentive Plan of the Company.
"MIP Consideration" means an amount equal to Five Million Nine Hundred Thousand Dollars ($5,900,000).
"MIP Closing Consideration" means the MIP Consideration minus the MIP Indemnification Escrow Amount minus the MIP Purchase Price Adjustment Escrow Amount minus the MIP Representative Amount.
"MIP Indemnification Escrow Amount" means an amount equal to ten percent (10%) of the MIP Consideration.
"MIP Participants" means the participants identified under the MIP and approved by the Company's Board of Directors, as set forth on Schedule 12.01(a).
"MIP Percentage" means the percentage of the MIP Consideration that a specific MIP Participant is entitled to as identified under the MIP and approved by the Company's Board of Directors, as set forth on Schedule 12.01(a).
"MIP Pro Rata Amount" means the quotient (expressed as a percentage) obtained by dividing (a) the MIP Indemnification Escrow Amount, by (b) the Indemnification Escrow Amount.
"MIP Purchase Price Adjustment Escrow Amount" means an amount equal to one and a half percent (1.5%) of the MIP Consideration.
"MIP Representative Amount" means seven tenths of one percent (0.7%) of the MIP Consideration.

"Net Working Capital" means, without duplication, an amount (which amount may be a positive or negative number) equal to (i) all current assets of the Group Companies as of the Reference Time, minus (ii) all current Liabilities of the Group Companies as of the Reference Time, in each case, determined in accordance with the Accounting Principles; provided, however, that "current Liabilities" shall exclude (A) all Funded Debt as of such time and (B) all Transaction Expenses, including those Transaction Expenses and all other amounts, fees and expenses payable pursuant to Section 2.02(j) and including any related accruals or reserves therefor, and (C) the prepaid assets related to the matters set forth on Schedule 12.01(b).
"Net Working Capital Adjustment Threshold" means Two Hundred Fifty Thousand Dollars ($250,000).
"Net Working Capital Negative Difference" means the amount the Net Working Capital as finally determined pursuant to Section 1.09 is less than the Target Net Working Capital Amount; provided, however, if such amount is less than the Net Working Capital Adjustment Threshold, the Net Working Capital Negative Difference shall equal zero.
"Net Working Capital Positive Difference" means the amount the Net Working Capital as finally determined pursuant to Section 1.09 exceeds the Target Net Working Capital Amount; provided, however, if such amount is less than the Net Working Capital Adjustment Threshold, the Net Working Capital Positive Difference shall equal zero.
"Non-Recourse Party" means, with respect to a Party to this Agreement, any of such Party's former, current and future equity holders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equity holder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing); provided that no Party to this Agreement will be considered a Non-Recourse Party.
"Open Source Software" shall mean any software that is subject to the GNU General Public License (GPL), the Lesser GNU Public License (LGPL), any "copyleft" license, or any other license that meets the definition of open source promulgated by the open source initiative located online at http://opensource.org/osd.
 "Option" means an outstanding and unexercised stock option to purchase shares of Common Stock under the Company Equity Plans.
"Option Consideration" means, for each Cash-Out Option, the amount equal to the sum of (A) the Closing Option Consideration and (B) such amounts, if any, due in respect of such Cash-Out Option pursuant to Section 1.05, Section 1.10 and Section 9.05, less applicable withholding Taxes.
"Organizational Documents" means the Bylaws of the Company, as amended through the date hereof, and the Certificate of Incorporation.
"Owned Intellectual Property" means all Intellectual Property owned by the Company or any of its Subsidiaries, including rights to Intellectual Property the Company or any of its Subsidiaries owns by operation of applicable Law (such as the inventions of Company employees and consultants who are hired to develop technology or Intellectual Property for the Company, including pursuant to work-for-hire and shop right doctrines).
"Parent Fundamental Representations" means the representations and warranties of Parent set forth in Sections 4.01, 4.02  and 4.06.
"Parent Material Adverse Effect" means any fact, circumstance, development, event, condition, occurrence or change that, individually or in the aggregate, has had or would have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.
"Patents" has the meaning set forth in the definition of "Intellectual Property."
"Permitted Liens" means (i) statutory liens for current Taxes or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings by the Group Companies and for which appropriate reserves have been established in accordance with GAAP in the Latest Balance Sheet; (ii) mechanics', carriers', workers', repairers' and similar statutory liens and landlord liens arising or incurred in the ordinary course of business for amounts which are not delinquent and for which adequate reserves are maintained on the Interim Financial Statements in accordance with GAAP; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property; (iv) covenants, conditions, restrictions, easements, liens arising through or under landlords and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Companies' and their Subsidiaries' businesses; (v) public roads and highways; (vi) matters set forth in the title insurance provided to Parent none of which materially detracts from the value of, or materially and adversely interfere with the present use of, such real property; (vii) liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation; (viii) liens arising in connection with sales of foreign receivables; (ix) liens on goods in transit incurred pursuant to documentary letters of credit; (x) purchase money liens and liens securing rental payments under capital lease arrangements; (xi) non-exclusive licenses granted in the ordinary course of business; and (xii) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money (other than Liens against the Owned Intellectual Property or Licensed Intellectual Property of the Company or any of its Subsidiaries not otherwise described in subsection (xi) above).
"Per Share Common Closing Cash Consideration" means the amount equal to:
"A" divided by "B," where:
"A" equals the Common Closing Cash Consideration, plus the aggregate exercise price of all Cash-Out Options that are outstanding immediately prior to the Effective Time, plus the aggregate exercise price of all Warrants that are outstanding immediately prior to the Effective Time; and
"B" is the Fully Diluted Shares minus the number of shares of Common Stock underlying any Rollover Options outstanding as of immediately prior to the Effective Time.
"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Entity or any department, agency or political subdivision thereof or any other organization or entity of any kind.
"Pre-Closing Period" means any taxable period (or portion thereof (as determined pursuant to Section 7.03(c)) ending on or prior to the Closing Date.
"Preferred Per Share Amount" means the amount payable in respect of the relevant share of Preferred Stock pursuant to the provisions of Article IV(C), Sections 3(a) – 3(d) of the Certificate of Incorporation.
"Preferred Stockholder" means a holder of Preferred Stock.
"Preferred Stockholder Aggregate Amount" means the aggregate amount payable in respect of all shares of Preferred Stock pursuant to the provisions of Article IV(C), Sections 3(a) – 3(d) of the Certificate of Incorporation.
"Preferred Warrantholder Aggregate Amount" means the aggregate amount that would be payable to holders of Warrants to purchase Preferred Stock pursuant to the provisions of Article IV(C), Sections 3(a) – 3(d) of the Certificate of Incorporation (which, for the avoidance of doubt, shall not take into account the exercise price for such Warrants) if such Warrants were exercised.
"Property Taxes" means real, personal and intangible ad valorem property taxes.

"Pro Rata Percentage" means, with respect to any Securityholder, (i) the product obtained by multiplying (x) such Securityholder's Fully Diluted Pro Rata Percentage by (y) the difference of one (1) minus the MIP Pro Rata Amount, plus, if such Securityholder is a MIP Participant, (ii) the product obtained by multiplying (x) such Securityholder's MIP Percentage by (y) the MIP Pro Rata Amount.
"Reference Time" means immediately prior to the Effective Time.
"Registered" means issued by, registered or filed with, or the subject of a pending application before, any Governmental Entity or internet domain name registrar.
"Response Action" shall mean any action required by a Governmental Entity to investigate, abate, monitor, remediate, remove, mitigate or otherwise address any violation of Environmental and Safety Requirements, any Contamination of any property owned, leased or occupied by the Company or its Subsidiaries or any release or threatened release of Hazardous Substances.  Without limitation, Response Action shall include any action that would be a "response" as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended at the date of Closing, 42 U.S.C. §9601 (25).
"Rollover Option Amount" means the amount equal to:
("A" divided  by "B" multiplied by "C") minus "D," where:
"A" equals  the Full Base Consideration, plus the aggregate exercise price of all Options that are outstanding immediately prior to the Effective Time, plus the aggregate exercise price of all Warrants that are outstanding immediately prior to the Effective Time, plus the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital Amount, minus the Preferred Stockholder Aggregate Amount, minus the Preferred Warrantholder Aggregate Amount, minus the MIP Consideration, minus the Estimated Funded Debt, minus the Estimated Transaction Expenses, minus the amount, if any, by which the Estimated Net Working Capital is less than the Target Net Working Capital Amount;
"B" equals the Fully Diluted Shares;
"C" equals the number of Rollover Options; and
"D" equals the aggregate exercise price of all Rollover Options.
"Securityholder" means a Common Stockholder, a Preferred Stockholder, a holder of an Cash-Out Option, a holder of a Warrant or a MIP Participant.
"Specified Amount" is the amount set forth on Schedule 12.01(c).
"Straddle Period" means any taxable period that includes (but does not end on) the Closing Date.
"Subsidiary" means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.  For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other business entity.
"Takeover Law" means any "moratorium," "control share acquisition," "business combination," "fair price" or other form of anti-takeover Laws of any jurisdiction or other applicable Laws that purport to limit or restrict business combinations or the ability to limit or restrict business combinations or the ability to acquire or to vote shares.
"Target Net Working Capital Amount" means $17,750,000 if the Closing occurs on or prior to October 15, 2015; provided, however, that (a) if the Closing occurs after October 15, 2015, the Target Net Working Capital Amount shall be reduced by $25,000 per day for each day between October 15, 2015 and the Closing Date; and (b) after October 15, 2015, in the event the Company either (i) makes a significant capital investment, consistent with both (A) Section 5.01 of this Agreement and (B) the plan of fixed asset purchases set forth on Schedule 12.01(d), that is not reflected in the Target Net Working Capital Amount, and such significant capital investment both (x) decreases working capital and (y) increases the property, plant and equipment account of the Company's balance sheet, or (ii) fails to make a significant capital investment that is reflected in the Target Net Working Capital Amount, and the failure to make such significant capital investment results in an increase in working capital, then the Parties shall discuss and determine in good faith corresponding adjustments to the Target Net Working Capital Amount.
"Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, severance, stamp, occupation, premium, windfall profit, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, escheat, or other tax, levy, fee, impost, duty or assessment of any kind whatsoever, including any interest, penalties, additions to tax or additional amounts in respect of the foregoing.
"Tax Claim" means a suit, action or proceeding (including Tax audits) in respect of Taxes.
"Tax Returns" means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.
"Trade Secrets" has the meaning set forth in the definition of "Intellectual Property."
"Transaction Expenses" means (i) all fees, costs and expenses of the Group Companies incurred or payable by or on behalf of any of the Group Companies (and not paid prior to the Effective Time) incurred in connection with or arising out of the negotiation, execution and delivery of this Agreement or the Escrow Agreement, or relating to the planning, structuring, negotiation or consummation of the transactions contemplated hereby or thereby, including those of professionals (including investment bankers, attorneys, accountants and other consultants and advisors) retained by or on behalf of any Group Company in connection with the negotiation, execution and delivery of this Agreement and any other Contracts relating hereto and the consummation of the transactions contemplated hereby or thereby, and (ii) any change in control bonus, retention payment or transaction bonus to be made to any current or former employee, director or officer of any of the Group Companies at or after the Closing pursuant to any agreement to which any of the Group Companies is a party prior to the Effective Time which becomes payable as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby (as well as any Tax indemnification payments in respect of any such bonuses), but excluding the MIP Consideration; provided that any of the foregoing payments that are severance payments or that are triggered by a termination of employment which occurs following the Closing shall not be a Transaction Expense.  For clarity, any fees, costs or expenses incurred after the Effective Time by the Representative, including when acting on behalf of the Company or the Securityholders, shall be the responsibility of the Securityholders and shall not be the responsibility of the Company, Parent or any of their respective Subsidiaries.
"Warrant Consideration" means, for each Warrant, the sum of (A) the Closing Warrant Consideration and (B) such amounts, if any, due in respect of such Warrant pursuant to Section 1.05, Section 1.10 and Section 9.05, less applicable withholding Taxes.

"Willful Breach" means a material breach, or failure to perform, that is the consequence of an act or omission of the Company or a representative or a Subsidiary of the Company with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.
12.02            Other Definitional Provisions.  Any reference to any particular Code section or Law shall be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified
12.03            Cross-Reference of Other Definitions.  Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section No.

Acquisition Transaction	5.04
Action	3.12
Advisory Committee	11.01(h)
Affiliate Agreement	3.18
Agreement	Preface
Anti-Bribery Laws	3.16(b)
Assets	3.06
Certificate	1.04(b)
Certificate of Merger	1.01(b)
Claim Notice	9.03(a)
Closing	2.01
Closing Balance Sheet	1.09
Closing Date	2.01
Closing Statement	1.09
Common Stock	3.04(a)
Common Stock Merger Consideration	1.02(c)
Company	Preface
Confidentiality Agreement	5.02
Continuing Employees	7.01
Controlled Group	3.14(b)
DGCL	1.01(a)
Disclosure Schedules	11.03
Dispute Notice	9.03(a)
Disputed Item	1.09
Dispute Resolution Arbiter	1.09
Dissenting Share	1.12
Dissenting Stockholder	1.12
Effective Time	1.01(b)
Environmental and Safety Requirements	3.17(a)
Escrow Agreement	1.11(a)
Escrow Excess Amount	1.10(b)
Estimated Closing Statement	1.08
Estimated Funded Debt	1.08
Estimated Net Working Capital	1.08
Estimated Transaction Expenses	1.08
Excess Amount	1.10(a)
Financial Statements	3.05(a)
HSR Act	3.13
Indemnification Escrow Account	1.11(b)
Indemnification Escrow Amount	1.11(b)
Indemnification Escrow Remainder	9.05(b)
Indemnified Party	9.03(a)
Latest Balance Sheet	3.05(a)
Leased Real Property	3.08(a)
Letter of Transmittal	1.04(b)
Material Contracts	3.10(a)
Merger	1.01(a)
Merger Sub	Preface
New Plans	7.01
Nonqualified Deferred Compensation Plan	3.14(e)
OFAC	3.16(e)
Objections Statement	1.09
Order	3.12
Outside Date	10.01(e)
Parachute Payments	5.08
Parent	Preface
Parent Indemnified Parties	7.03(b)
Parent's Representatives	5.02
Parties	Preface
Payments Administrator	1.04(a)
Payments Administrator Agreement	1.04(a)
Permits	3.16(c)
Preferred Stock	3.04(a)
Preferred Stock Merger Consideration	1.02(b)
Premium Amount	6.03(b)
Purchase Price Adjustment Escrow Account	1.11(a)
Purchase Price Adjustment Escrow Amount	1.11(a)
Real Property Leases	3.08(a)
Related Document	11.01(c)
Representative	Preface
Representative Amount	1.05
Required Information	5.09

Responsible Party	9.03(a)
Schedule	11.03
SDN List	3.16(e)
Securities Act	3.04(a)
Series A-X Preferred	3.04(a)
Series B-X Preferred	3.04(a)
Series C-X Preferred	3.04(a)
Series D-1X Preferred	3.04(a)
Series D-X Preferred	3.04(a)
Series E-X Preferred	3.04(a)
Series F-X Preferred	3.04(a)
Stockholder Approval	8.01(c)
Shortfall Amount	1.10(b)
Significant Customers	3.20(a)
Significant Suppliers	3.20(b)
Survival Termination Date	9.01
Surviving Company	1.01(a)
Tax Proceeding	7.03(d)(ii)
Third Party Claim	9.03(b)
Third Party Interests	3.04(f)
Tipping Amount	9.04(a)
Transfer Taxes	7.03(g)
Warrant	1.03(d)
Written Consent	2.02(i)(iii)

ARTICLE XIII

MISCELLANEOUS
13.01            Press Releases and Communications.  No press release, public announcement or other announcement or communication to the employees, customers or suppliers of the Company related to this Agreement or the transactions contemplated herein shall be issued or made by the Company or the Representative or their respective Affiliates without the prior written approval of Parent, unless required by Law (in the reasonable opinion of counsel) in which case Parent shall have the right to review such press release, announcement or communication prior to issuance, distribution or publication.  Prior to Closing, Parent, and after Closing, Parent and the Company, may issue one or more press releases (which Parent shall use commercially reasonable efforts to provide to Representative prior to issuance, distribution or publication) and may provide information about the subject matter of this Agreement in connection with fund raising, debt issuances, or marketing, informational or compliance and reporting activities.
13.02            Expenses.  Except as otherwise expressly provided herein, each of the Company, the Securityholders, Parent, Merger Sub and the Representative shall pay all of their own fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants.
13.03            Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted (except if not a Business Day then the next Business Day) via telecopy (or other facsimile device) to the number set out below or via E-mail to the address set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid.  Notices, demands and communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by such Party:
Notices to Parent, Surviving Company and/or Merger Sub:

Cabot Microelectronics Corporation
870 N. Commons Drive
Aurora, Illinois 60504
Attn:	H. Carol Bernstein, Vice President, Secretary and General Counsel
Facsimile:                          (630) 499-2655
Email:                          carol_bernstein@cabotcmp.com

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
 New York, NY  10019
Attn:                          David K. Lam, Esq.
Facsimile:                          (212) 403-2000
Email:                          DKLam@wlrk.com

Notices to the Representative:

Shareholder Representative Services LLC
1614 15th Street, Suite 200
Denver, CO 80202
Attention: Managing Director
Email: deals@srsacquiom.com
Facsimile No.: (303) 623-0294
 Telephone No.: (303) 648-4085

and

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, CA 94304-1050
Attn: Mark L. Reinstra, Esq.
Facsimile: (650) 493-6811
Email:            mreinstra@wsgr.com

Notices to the Company (before the Closing):

NexPlanar Corporation
7175 NW Evergreen Pkwy, Suite 200
Hillsboro, OR 97124
Attn: James P. LaCasse, Chief Executive Officer
Facsimile: (503) 846-1026
Email: jlacasse@nexplanar.com

with copies to (before the Closing) (which shall not constitute notice):
Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, CA 94304-1050
Attn: Mark L. Reinstra, Esq.
Facsimile: (650) 493-6811
Email:            mreinstra@wsgr.com

13.04            Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Company, Parent, Merger Sub or the Representative without the prior written consent of the non-assigning Parties, provided that Parent and Merger Sub may assign this Agreement (in whole but not in part) to one or more Affiliates of Parent, but no such assignment shall relieve Parent or Merger Sub of its obligations under this Agreement.
13.05            Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
13.06            References.  The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto.  All references to days (excluding Business Days) or months shall be deemed references to calendar days or months.  All references to "$" shall be deemed references to United States dollars.  Unless the context otherwise requires, any reference to a "Section," "Exhibit," "Disclosure Schedule" or "Schedule" shall be deemed to refer to a section of this Agreement, an exhibit to this Agreement or a schedule to this Agreement, as applicable.  The words "hereof," "herein" and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
13.07            Construction.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.  The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or  lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement.  The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of contract).
13.08            Amendment and Waiver.  Any provision of this Agreement or the Disclosure Schedules hereto may be amended or waived only in a writing signed (a) in the case of any amendment, by Parent, the Company (or the Surviving Company following the Closing) and the Representative and (b) in the case of a waiver, by the Party or Parties waiving rights hereunder; provided, however, that after the receipt of the Stockholder Approval, (y) no amendment to this Agreement shall be made which by Law requires further approval by the stockholders of the Company without such further approval by such stockholders and (z) notwithstanding anything to the contrary in this Agreement, any amendment, modification or waiver of this Agreement, whether prior to or after the Closing, that (i) changes any Securityholder's indemnity or other obligations or liabilities as set forth in this Agreement (including without limitation, imposing joint or joint and several liability on any Securityholder), (ii) results in the amounts payable under this Agreement to any Securityholder being distributed in any manner other than as specified pursuant to this Agreement, (iii) changes the form or amount of the Merger Consideration, or (iv) expands or alters the authority of the Representative, in each case will not bind any Securityholder without the prior written approval of the requisite stockholders of the Company for the Stockholder Approval as of the execution date of this Agreement, which must include the written approval of Intel Capital Corporation. The Representative consenting to all or a portion of an indemnification claim, or entering into a settlement agreement with respect thereto, in accordance with the procedures, limitations of liability and Representative authority set forth in this Agreement (as of the execution date of this Agreement and as amended in compliance with the foregoing clauses (i) through (iv)) shall not be deemed to implicate the foregoing clauses (i)-(iii) or require the prior written approval of any Securityholder pursuant to the previous sentence.  No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.
13.09            Complete Agreement.  This Agreement and the documents referred to herein (including the Confidentiality Agreement) and other documents executed in connection herewith or at the Closing contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to such subject matter in any way, including any data room agreements, proposals, indications of interest, bid letters, term sheets, summary issues lists or other agreements.
13.10            Third Party Beneficiaries.  Certain provisions of this Agreement are intended for the benefit of the Securityholders and shall be enforceable by the Representative on behalf of the Securityholders; provided that no Securityholder shall have the right to directly take any action or enforce any provision of this Agreement, it being understood and agreed that all such actions shall be taken solely by the Representative on behalf of the Securityholders as provided in Section 11.01 hereof. In addition, (a) the Representative shall have the right, but not the obligation, to enforce any rights of the Company or the Securityholders under this Agreement and (b) the Indemnified Parties shall have the right to enforce their respective rights under Section 9.03.  Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.
13.11            Waiver of Trial by Jury.  THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
13.12            Delivery by Facsimile or Email.  This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or scanned pages via electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of any Party hereto or to any such contract, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties.  No Party hereto or to any such contract shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or email as a defense to the formation of a contract and each such Party forever waives any such defense. This Agreement is not binding unless and until signature pages are executed and delivered by each of the Company, Parent, Merger Sub and Representative.
13.13            Counterparts.  This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one (1) Party, but all such counterparts taken together shall constitute one and the same instrument.
13.14            Governing Law.  All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

13.15            Jurisdiction.  Any suit, Action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought and determined exclusively in the Delaware Court of Chancery of the State of Delaware; provided that if the Delaware Court of Chancery does not have jurisdiction, any such suit, Action or proceeding shall be brought exclusively in the United States District Court for the District of Delaware or any other court of the State of Delaware, and each of the Parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, Action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, Action or proceeding in any such court or that any such suit, Action or proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such suit, Action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 13.03 shall be deemed effective service of process on such Party.
13.16            Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy.
13.17            No Recourse.  Notwithstanding any provision of this Agreement or otherwise, the Parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that this Agreement may only be enforced against, and any action, suit or claim for breach of this Agreement may only be made against, the Parties to this agreement, and no Non-Recourse Party of a Party to this Agreement shall have any liability relating to this Agreement or any of the transactions contemplated herein.
13.18            Specific Performance.
(a)
Each of the Parties acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at Law.  Accordingly, the Parties agree that prior to a valid termination of this Agreement in accordance with this Agreement, subject to and  without limiting Section 13.18(b) below (if applicable), such non-breaching Party shall have the right, in addition to any other rights and remedies existing in its favor at Law or in equity, to enforce its rights and the other Party's obligations hereunder not only by an Action or Actions for damages but also by an Action or Actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).  Each of the Parties hereby waives (x) any defenses in any Action for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity and (y) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

(b)
To the extent any Party brings any Action, claim, complaint or other proceeding, in each case, before any Governmental Entity to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Outside Date shall automatically be extended by (i) the amount of time during which such Action, claim, complaint or other proceeding is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such Action, claim, complaint or other proceeding.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger on the day and year first above written.

Company:	NEXPLANAR CORPORATION
/s/ James P. LaCasse_________________
By: James P. LaCasse
Its: Chief Executive Officer

Parent:	CABOT MICROELECTRONICS CORPORATION
/s/ David H.Li___________________
By: David H. Li
Its: President and Chief Executive Officer

Merger Sub:	MATRIX MERGER CO.
/s/ Daniel J. Pike_____________________
By: Daniel J. Pike
Its: President

Representative:	SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Representative
/s/ Sam Riffe _________________
By: Sam Riffe
Its: Executive Director